SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                     ___________________________
                              FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     ___________________________

                         Century Realty Trust
         (Exact name of registrant as specified in its charter)

          Indiana                           35-1284316
(State or other jurisdiction of     (I.R.S. Employer Identification Number)
incorporation or organization)

                     ____________________________

823 Chamber of Commerce Building                      John I. Bradshaw, Jr.
  Indianapolis, Indiana 46204                      Chief Executive Officer
       (317) 632-5467                          823 Chamber of Commerce Building
(Address, including zip code, and telephone      Indianapolis, Indiana 46204
   number, including area code, of                       (317) 632-5467
registrant's principal executive offices)(Name, address, including zip code, and telephone number, including area
                                                  code, of Agent for Service)

                     ______________________________

                            With copies to:
                          Robert T. Wildman Esq.
                           O. Wayne Davis, Esq.
                      Henderson, Daily, Withrow & DeVoe
                       One Indiana Square, Suite 2600
                        Indianapolis, Indiana  46204
                              (317) 639-4121
                       ______________________________

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. { }
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. {X}
If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. { }
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. { }


                          CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________
TITLE OF SHARES    AMOUNT TO BE  PROPOSED       PROPOSED         AMOUNT OF
TO BE REGISTERED   REGISTERED    MAXIMUM        MAXIMUM        REGISTRATION FEE
                                 OFFERING PRICE AGGREGATE
                                 PER UNIT (1)   OFFERING PRICE(1)
______________________________________________________________________________
Shares of          286,908 (2)    $12.59        $3,612,172.00      $1,004.00
Beneficial
Interest
______________________________________________________________________________
(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price on August 26, 1999, as reported on the OTC Electronic Bulletin Board.

(2) All of these shares of Beneficial Interest are issuable in exchange for Operating Partnership Units of Barcelona Apartments, L.P., Beech Grove Apartments, L.P., Hampton Court Apartments, L.P., Sheffield Square Apartments, L.P., and WestWind Terrace Apartments, L.P.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

     The information in this Prospectus is not complete and may be changed.
The shares of beneficial interests may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 30, 1999

                             CENTURY REALTY TRUST
                      823 Chamber of Commerce Building
                       Indianapolis, Indiana  46204
                                (317) 632-5467

                 286,908 Shares Of Beneficial Interest

     The selling shareholders described in this prospectus may offer and sell from time to time up to 286,908 shares of beneficial interests, no par value, of Century Realty Trust. Century Realty Trust will not receive any proceeds from the sale of such shares of beneficial interest.

     The selling shareholders may sell the shares of beneficial interest offered hereby from time to time on the Nasdaq SmallCap Market on which the shares of beneficial interest are traded, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.

     The shares of beneficial interests commenced trading on August 27, 1999 on the Nasdaq SmallCap Market, under the symbol "CRLTS." On August 27, 1999, the average of the bid and asked prices of the shares of beneficial interests on the Nasdaq SmallCap Market was $12.59 per share.

     See "Risk Factors" beginning on page 4 for information you should consider before investing in the shares of beneficial interest.

     Neither the Securities And Exchange Commission nor any state Securities Commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                       Prospectus dated ___________, 1999




                 TABLE OF CONTENTS

                                                 Pages


	Summary                                            3
	Risk Factors                                       4
	The Trust                                         10
	Use of Proceeds                                   10
	Selling Shareholders                              11
	Plan of Distribution                              12
	Certain Federal Income Tax Consequences           13
	Where You Can Find More Information               25
	Legal Matters                                     26
	Experts                                           26


     In this prospectus, "CRT", "we", "us" and "our" refer to Century Realty Trust and its consolidated subsidiaries, CR Management, Inc. and Charter Oaks Associates, LLC.


                                      SUMMARY

     All of the 286,908 shares of beneficial interest which may be sold under this prospectus are issuable in exchange for operating partnership units ("OPU's") in five of our limited partnerships. The OPU's are exchangeable for shares of beneficial interest on a 1 to 1 basis at the election of the holders. The OPU's were issued in connection with the acquisition of five apartment complexes in 1997. See "Selling Shareholders" for additional information concerning the exchange of OPU's for shares of beneficial interest and the selling shareholders.


                                     RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

      Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Significant Tax Penalty

     Our inability to overturn a penalty in the amount of $151,400 assessed against us by the Internal Revenue Service could have an adverse effect upon our financial condition. The penalty was for our alleged failure to correctly or timely file information returns regarding dividends we paid in 1996. We believe that the returns in question were timely filed, were correct when submitted and that the assessed penalty is unjustified. We are currently pursuing our administrative appeal rights with the Internal Revenue Service and as a result of the uncertainty concerning the ultimate outcome, no liability has been recorded in our financial statements for this matter. There can be no assurance, however, that we will be successful in our appeal.

Risks Of Acquisition Activities

     The selective acquisition of apartment properties is one component of our growth strategy. However, we can provide no assurance as to our ability to complete transactions in the future. Although we seek to acquire properties only when such activities are accretive on a per share basis, such transactions may fail to perform in accordance with our expectations.

     We May Have Difficulty Managing Our Growth. We have expanded our portfolio of owned and controlled apartment properties from nine apartment properties with 1,358 units as of December 31, 1996 to 15 apartment properties with 2,136 units as of June 30, 1999. These acquisitions have included purchases of properties and interests in entities that own properties. Our ability to successfully integrate acquired properties depends on our ability to:

     - attract and retain qualified personnel;

     - maintain uniform standards, controls, procedures and policies; and

     - maintain adequate accounting and information systems.

     We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired properties. If we fail to successfully integrate such properties, our results of operations could be adversely affected.

Our Size May Restrict Our Ability to Acquire Additional Properties

     We compete for the acquisition of properties with other entities many of which are larger and have greater financial resources than us. We may also have to raise additional equity in order to acquire new properties which cannot be assured.

Risks Associated With Debt Financing

     Our strategy is generally to incur debt to increase the return on our equity while maintaining acceptable debt service coverage ratios. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a real estate investment trust or REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us. As of June 30, 1999, 10 of the 15 properties that we own were encumbered by mortgages. As of June 30, 1999, we had $35,485,941 of indebtedness outstanding on a consolidated basis, of which $35,385,941 was secured.

Increases In Interest Rates May Increase Our Interest Expense

     As of June 30, 1999, approximately $ 1,220,000 of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions.

Real Estate Investment Risks

     Our ability to make payments to our shareholders depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control. Such events or conditions could include:

     - the general economic climate;

     - competition from other apartment communities and alternative housing;

     - local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;

     - increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents:

     - changes in governmental regulations and the related costs of compliance:

     - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

     - changes in interest rate levels and the availability of financing; and

     - the relative illiquidity of real estate investments.

Our Assets Lack Diversity

     Approximately 95% of our income is derived from the rental of apartment complexes which we own or control. All of these properties are located in Indiana. Accordingly, our results of operations are dependent upon the economy of the Indiana and Great Lakes region and we lack the benefits which geographic diversity might provide.

Possible Environmental Liabilities

     Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

Laws Benefiting Disabled Persons May Result In Unanticipated Expenses

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and the FHAA.

Our Capital Expenditure Reserve May Not Be Adequate

     If we are required to make capital improvements and repairs on our portfolio properties in excess of amounts we have reserved for that purpose, our financial condition and results of operation could be adversely affected. While we believe our reserves for this purpose are adequate, the establishment of such reserves involve certain assumptions and estimates and hence are inherently uncertain.

Dependence On Certain Executive Officers

     The loss of services of John I. Bradshaw, Jr., President, Chief Executive Officer and treasurer or David F. White, Controller, could have an adverse effect on our operations.

Our Shares Have a Limited Trading Market

     Sales of substantial numbers of shares of beneficial interest in the public market could adversely effect the market price of the shares. As of July 31, 1999, we had 1,547,614 shares of beneficial interest outstanding which were held by approximately 3,175 shareholders of record. The average weekly over-the-counter trading volume of our shares has been approximately 3,000 shares during the last six months.

Tax Risks

     Adverse Consequences of Failure to Qualify as a REIT. Although we believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes, we have not and do not plan to request a ruling from the IRS that we qualify as a REIT. We have, however, received an opinion from Henderson, Daily, Withrow & DeVoe
("Henderson Daily") to the effect that we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT. The opinion is expressed as of its date and Henderson Daily has no obligation to advise us of any change in applicable law or of any change in matters stated, represented or assumed after the date of such opinion.

     You should be aware that opinions of counsel are not binding on the IRS or any court. This opinion is based upon certain representations and covenants made by us regarding our properties and the past, present and future conduct of our business operations. Furthermore, this opinion is conditioned on, and our qualification and taxation as a REIT depends on, our ability to meet, through actual annual operating results, the various REIT qualification tests, the results of which are not reviewed by Henderson Daily. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements. Such requirements are discussed in more detail under the heading "Certain Federal Income Tax Consequences."

     If we fail to qualify as a REIT, we would not be allowed a deduction for dividends paid to our shareholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our shareholders would be reduced substantially for each of the years involved, as further explained in "Certain Federal Income Tax Consequences." As a result of the additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax; and we would not be compelled to make distributions under the Internal Revenue Code.

     Effect of Distribution Requirements. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     Possible Legislative or Other Actions Affecting REITs. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law (which changes may have retroactive application) could adversely affect our shareholders. We cannot predict how changes in the tax law might affect us or our shareholders.

     Other Tax Liabilities. Even if we qualify as a REIT, we may be subject to certain Federal, state and local taxes on our income and property. Any such taxes would reduce our operating cash flow.

Possible Adverse Consequences Of Limits On Ownership Of Shares

     Our Trust Instrument authorizes our trustees to either prevent the transfer of shares of beneficial interest or redeem shares if they determine in good faith that beneficial ownership of the shares has or will become so concentrated as to prevent us from continuing to qualify as a REIT. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or results in five or fewer persons, applying certain attribution rules of the Internal Revenue Code, owning 50% or more of the value of all of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs:

     - the transfer may be considered null and void;

     - we may refuse to reflect the transaction on our books;

     - we may institute legal action to enjoin the transaction; or

     - we may redeem the shares.

     We may purchase such shares at a price equal to the last bid quotation on the day prior to the date of redemption as reported by Nasdaq SmallCap Market. An individual who acquires shares that violate the above rules bears the risk that he may lose control over the power to dispose of such shares.

Provisions May Limit The Ability Of A Third Party To Acquire Control Of The Company

     The ownership limits discussed above as well as the shareholder rights plan which entitles each shareholder to purchase additional shares upon the acquisition of or tender offer for 20% or more of the outstanding shares of beneficial interest by a single person or group may have the effect of precluding acquisition of control of us by a third party without the consent of our board of trustees regardless of the price per share such person or group is willing to pay. While our current rights plan expires by its terms in October, 1999, it is presently contemplated that the plan will be extended for an additional 5-year term by our board of trustees.

Risks Associated With The Year 2000 Issue

     The most likely worst case scenario related to the year 2000 for us is that the residents of our apartments may be unwilling or unable to pay rent. Disruption in electric, heat and/or water service could prompt some residents to temporarily withhold all or part of the rent due. Lost wages or payroll delays due to year 2000 problems encountered by our residents' employers or others upon whom those employers depend could jeopardize the ability of some residents to pay rent.

     In the event that unforeseen year 2000 problems arise in the accounting systems used by us and/or independent management firms, essential functions will be performed manually. Non-essential functions will be curtailed until corrective measures are implemented. Contingency plans with respect to the "most likely worst case scenario" have not yet been finalized. The objective of such contingency planning is to enable us, in spite of a substantial temporary decrease in revenue, to meet our debt service and payroll obligations in January, 2000 and beyond, if necessary.

                                THE TRUST

     Our principal business is the ownership of income producing real estate. We currently own or control
      15 apartment complexes
       2 parcels leased to restaurants, and
       3 commercial properties.

     In 1997, we expanded our investment options to include the exclusive control of real estate through the use of operating partnerships. Five of our fifteen apartment properties are owned by operating partnerships. Our subsidiary, CR Management, Inc., is the manager and sole general partner of each of the five partnerships, each of which owns one apartment property as its principal asset. As the sole general partner and pursuant to each partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of each of these five partnerships. Interests held by limited partners in the five real estate partnerships, represented by 286,908 Operating Partnership units, are reflected in our financial statements as minority interests in operating partnerships.

     Other than long-term leases on the two restaurant properties, our rental income is derived from short-term leases of units in our apartment and commercial buildings.

     The residential rental properties owned or controlled by us are managed under agreements with independent property management firms. The agreements provide for management fees based generally on gross rental collections. We reimburse the management firms for compensation of approximately 65 persons employed at the apartment properties.

     We have elected to be treated as a real estate investment trust or REIT under the Internal Revenue Code and to distribute substantially all of our real estate investment trust taxable income. A real estate investment trust is an investment vehicle which permits individuals, by purchasing shares, to invest in real estate equities and/or mortgage loans, and share in the profits therefrom without having such profits subjected to federal income taxes at the trust level.

     We directly provide all investor services for our shareholders and limited partnership interests, including ownership transfers, distribution payments and record keeping. Bank One Indiana, N.A (successor in interest to NBD Bank) serves as independent registrar for our shares of beneficial interest.

                             USE OF PROCEEDS


     The selling shareholders will receive all of the net proceeds from the sale of shares of beneficial interest offered hereby. We will not receive any proceeds from the sale of such shares.

                           SELLING SHAREHOLDERS


     This prospectus relates to periodic offers and sales of up to 286,908 shares of beneficial interest issuable by us in exchange for Operating Partnership Units or OPU's of Barcelona Apartments, L.P. (13,608 OPU's), Beech Grove Apartments, L.P. (113,080 OPU's), Hampton Court Apartments, L.P. (37,914 OPU's), Sheffield Square Apartments, L.P. (91,130 OPU's) and WestWind Terrace Apartments, L.P. (31,176 OPU's) pursuant to the acquisition agreement between us and each such partnership.

     In 1997 we acquired, through CR Management, Inc., the general partner interest in five limited partnerships in exchange for cash. Each of these partnerships owned an apartment complex (the "Selling Partnerships"). We then formed the five new limited partnerships (the "Acquiring Partnerships") listed above, with CR Management, Inc. as the general partner. Each Acquiring Partnership acquired the apartment complex of one of the Selling Partnerships in exchange for the assumption of certain liabilities and the issuance of OPU's. The result was that a Selling Partnership ended up owning OPU's representing the sole limited partner interest in one of the Acquiring Partnerships, instead of an apartment complex. Under the terms of the acquisition agreements:

           we are obligated to use our best efforts to afford each Selling Partnership the opportunity to convert or exchange its OPU's for shares of beneficial interest (or, at our option we may pay cash instead of issuing shares) on a one-for-one basis at reasonable intervals after November 21, 1999, and we may force such a conversion or exchange at any time after November 21, 2007.

     Each Selling Partnership intends to liquidate and distribute its OPU's to its limited partners on a pro rata basis. If all of the OPU's are converted, we will issue a total of 286,908 shares of beneficial interest which would constitute approximately 15.6% of our issued and outstanding shares. The selling shareholders are those limited partners who exchange their OPU's for shares of beneficial interest and subsequently decide to sell such shares.

     None of the selling shareholders holds any position, office or has had any other material relationship with us or any of our affiliates, during the past three years. All of the shares owned by the selling shareholders may be offered hereby. Because the selling shareholders may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares that will be held by the selling shareholders upon termination of any offering made hereby. If all of the shares offered hereby are sold, the selling shareholders will not own any shares after the offering.

                       PLAN OF DISTRIBUTION


     The selling shareholders may sell or distribute the shares offered by this prospectus directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions. These transactions may involve crosses or block transactions.
The selling shareholders may also sell or distribute the shares offered herein:

     (i)   in the over-the-counter market;

     (ii)  in transactions other than in the over-the-counter market;

     (iii) through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the shares offered by this prospectus, or the short sales of the offered shares;

     (iv) through the distribution of the shares to its partners, members or shareholders; or

     (v)   through any combination of the above.

Any of those transactions may be conducted at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholders effect transactions by selling securities to or through underwriters, brokers, dealers or agents, those underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of securities for whom it may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders and any brokers, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The shares of beneficial interests may be sold in certain states only through registered or licensed brokers or dealers. In addition, the securities may not be sold in certain states unless the securities have been registered or qualified for sale therein or an exemption from registration or qualification is available and is complied with.

     The selling shareholders may also resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     We will pay all of the costs, expenses and fees incident to the registration, offering and sale of the shares of beneficial interest to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. However, we may charge such expenses to the selling shareholders upon their exchange of OPU's for shares of beneficial interest in an amount not to exceed 10% of the market value of the shares at the time of exchange. We will not receive any of the proceeds from the sale of any of the shares of beneficial interest by the selling shareholders.

                 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain Federal income tax consequences regarding an investment in the shares of beneficial interest. This is based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations promulgated by the U.S. Treasury Department thereunder (the "Treasury Regulations"), rulings issued by the IRS, and judicial decisions, all in effect as of the date of this prospectus and all of which are subject to differing interpretation or change, possibly retroactively.
This discussion is for general information only, and does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of the investor's investment or tax circumstances, or to certain types of investors subject to special tax rules (including investment companies, financial institutions, broker-dealers, insurance companies and, except to the extent discussed below, tax-exempt organizations and foreign investors as determined for Federal income tax purposes). This summary assumes that investors will hold their shares of beneficial interest as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein.

     The federal income tax treatment of holders of shares of beneficial interest depends in some instances on determinations of fact and interpretations of complex provisions of Federal income tax law for which no clear precedent or authority may be available. Each prospective investor should consult the investor's tax advisor regarding the Federal, State, local and foreign tax consequences of acquiring, holding, exchanging, or otherwise disposing of shares of beneficial interest and of our election to be subject to tax, for Federal income tax purposes, as a real estate investment trust.

Taxation Of CRT

     General. The REIT provisions of the Internal Revenue Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Internal Revenue Code that govern the Federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to differing interpretation or change, possibly retroactively.

     We have elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 1978, and we intend to continue such election. We believe that, and we have received an opinion from Henderson Daily to the effect that, we have made an effective election for qualification as a REIT, and that our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations and covenants made by us as to factual matters (including representations and covenants concerning our properties and the past, present and future conduct of our business operations). The opinion is expressed as of its date and counsel has no obligation to advise us of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, the opinion is conditioned on, and our qualification and taxation as a REIT depend upon, our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code as discussed below. No assurance can be given that our actual results of operations for any one taxable year satisfy such requirements. See
"-- Failure to Qualify." This opinion is not binding on the IRS, and no assurance can be given that the IRS will not challenge our eligibility for taxation as a REIT.

     Provided we qualify for taxation as a REIT, we will generally not be subject to Federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to Federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference. Third, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability. Fifth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than certain long-term capital gains that we elect to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if we acquire assets from a corporation that is not a REIT (a "C corporation") in a transaction in which the adjusted tax basis of the assets in our hands determined by reference to the adjusted tax basis of such assets in the hands of the C corporation, under Treasury Regulations not yet promulgated, the C corporation would be required to recognize any net Built-In Gain
(as defined below) that would have been realized if the C corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, we may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on any gain we recognize on the disposition of any such asset during the ten-year period beginning on the day on which we acquire such asset to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of its acquisition date ("Built-in Gain"). It should be noted that we have not acquired (and do not intend to acquire in the future) any assets with Built-in Gain. In addition, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

     Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3) which would be taxable as a domestic corporation, but for the special Internal Revenue Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Our Trust Instrument provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor our compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our shares of beneficial interest in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships in which we have ownership interests (the "Subsidiary Partnerships") generally will be treated as our assets, liabilities and items of income for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of CRT's Investments in Partnerships."

     Income Tests. In order to maintain qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

	Rents received by us through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, we (or our affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we (or our affiliates) may provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions are generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

     Asset Tests. We, at the close of each quarter of our taxable year, must also satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by us with new capital, cash, cash items and U.S. government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

     Our interests in the Subsidiary Partnerships are held through a wholly owned corporate subsidiary of CRT organized and operated as a qualified REIT subsidiary within the meaning of the Internal Revenue Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of our qualified REIT subsidiary are treated as assets, liabilities and items of CRT. Our qualified REIT subsidiary therefore is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, our ownership of the voting stock of the qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

     Annual Distribution Requirements. In order for us to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that we distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, the undistributed portion will be subject to tax thereon at ordinary corporate tax rates.

     We may elect to retain, rather than distribute, our net long-term capital gains and pay the tax on such gains. In such a case, our shareholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by us.
Our shareholders would then increase the adjusted basis of their CRT shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If we should fail to distribute during each calendar year at least the sum of
(i) 85% of our REIT ordinary income for such year and (ii) 95% of our REIT capital gain net income for such year (excluding retained long-term capital gains), and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We believe that we have made, and we intend to make, timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that we, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the Subsidiary Partnerships) and (ii) the inclusion of certain items in income by us for Federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

     Distribution of Acquired Earnings and Profits. The Internal Revenue Code provides that when a REIT acquires a corporation that is currently a C corporation (i.e., a corporation without an effective REIT election), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. Any adjustments to the acquired corporation's income for taxable years ending on or before the closing of the acquisition, including as a result of an examination of its returns by the IRS, could affect the calculation of the acquired corporation's earnings and profits. The determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt.

We have not acquired a C corporation in the past and we have no present intention or plans to acquire a C corporation in the future.

     Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax Aspects Of Our Investments In Partnerships

     General. Six of our apartment properties are held indirectly through entities taxed as partnerships. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by the Subsidiary Partnerships. See " - Taxation of CRT - Ownership of Partnership Interest."

     Entity Classification. Our investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be subject to an entity-level tax on its income.
In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the asset tests and the income tests (see "-- Taxation of CRT -- Asset Tests" and "-- Taxation of
CRT -- Income Tests"), and in turn could prevent us from qualifying as a REIT. See "-- Taxation of CRT -- Failure to Qualify" above for a discussion of the effect of our failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distributions.

     Sale of the Properties. Our share of any gain realized by any Subsidiary Partnerships on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of CRT -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. In general, the Subsidiary Partnerships intend to hold the owned properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the owned properties (and other apartment properties) and to make such occasional sales of the owned properties, including peripheral land, as are consistent with our investment objectives.

Taxation Of Taxable Domestic Shareholders

     General. Provided we qualify as a REIT, distributions made to our shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the CRT shareholder has held our stock. However, corporate CRT shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition certain capital gain dividends may be taxed at different rates, depending on the type of gain recognized by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a CRT shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. CRT shareholders may not include in their individual income tax returns any net operating losses or capital losses of CRT.

     Disposition of Stock of CRT. Except as provided below, a CRT shareholder will generally recognize gain or loss upon the sale, exchange or other disposition of the CRT shares in an amount equal to the difference between the amount realized on the disposition and the basis in such CRT shares. Such gain or loss will be long-term capital gain or loss if the CRT shares are held for more than one year as of the date of disposition. In general, any loss upon a sale or exchange of shares by a CRT shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from CRT required to be treated by such CRT shareholder as long-term capital gain.

Taxation Of Foreign Shareholders

     The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of our shares applicable to a Non-U.S. Holder of our shares. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or, (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of our earnings and profits which are not attributable to capital gains of CRT and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a Non-U.S. Holder's investment in our shares is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

     Non-Dividend Distributions. Unless our shares constitute a United States Real Property Interest (a "USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to FIRPTA at a rate of 35% to the extent such distributions exceed a shareholder's basis in his or her CRT shares.

     Capital Gain Dividends. Under FIRPTA, a distribution made by us to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by us ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation.

     Disposition of Our Shares. Unless our shares constitute a USRPI, a sale of such shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The shares will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. We believe that we are, and it expect to continue to be, a domestically controlled REIT. If we are, and continue to be, a domestically controlled REIT, the sale of our shares should not be subject to taxation under FIRPTA. Because shares of beneficial interests are publicly traded, however, no assurance can be given that we are or will continue to be a domestically controlled REIT.

     If CRT does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of our shares generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and the selling Non-U.S. Holder held 5% or less of such class of CRT shares at all times during a specified testing period, or (ii) the shares are not regularly traded on an established securities market and are convertible into shares that are so regularly traded and the value of such convertible stock held by the selling Non-U.S. Holder at all times during a specified testing period is less than or equal to the value of 5% of the regularly traded class of stock into which such stock is convertible.

     If gain on the sale of CRT shares were subject to taxation under FIRPTA, the Non-U.S. Holder generally would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of CRT shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder's investment in the CRT shares are effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. CRT shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

Taxation Of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the CRT shares with debt, a portion of its income from CRT will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Internal Revenue
Code Section 501(c) are subject to different UBTI rules, which will generally require them to characterize distributions from us as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by us from an unrelated trade or business (determined as if CRT were a pension trust) divided by the gross income of CRT for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of our shares only if (i) the UBTI Percentage is at least 5%, (ii) CRT qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of CRT in proportion to their actuarial interest in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of CRT's shares or (B) a group of pension trusts each individually holding more than 10% of the value of CRT's shares collectively owns more than 50% of the value of CRT's shares.

Information Reporting Requirements And Backup Withholding

     CRT will report to its U.S. shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide CRT with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, CRT may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their non-foreign status to CRT. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, l999. Prospective investors in CRT shares should consult their tax advisors regarding the application of these Treasury Regulations.

Possible Legislative Or Other Actions

     The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in CRT. For example, certain proposals affecting REITs and partnerships. Such proposals would, among other things, prevent the deductibility of interest incurred on certain debt funded directly or indirectly by CRT. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to CRT or the partnerships, or an investment in CRT or the CRT Subsidiary Partnerships, will be changed.

State, Local And Foreign Taxes

     The CRT Subsidiary Partnerships and their partners and CRT and our shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of the CRT Subsidiary Partnerships and their partners and CRT and our shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign tax laws on an investment in CRT.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     - Century Realty Trust Annual Report on Form 10-K for the year ended December 31, 1998;

     - Century Realty Trust Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999;

     - the description of Century Realty Trust's shares of beneficial interest contained in its Registration Statement on Form 10 (File No. 0-7716) filed April 26, 1974; including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

     Century Realty Trust
     823 Chamber of Commerce Building
     Indianapolis, Indiana 46204
     (317) 632-5467

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. The selling shareholders named herein are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

     We have filed with the Commission a registration Statement on Form S-3
(of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of beneficial interest offered hereby. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit or schedule to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information with respect to CRT and the shares of beneficial interest, you should read the Registration Statement, including the exhibits filed or incorporated by reference as a part thereof. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 and copies thereof may be obtained from the Commission at prescribed rates.

                               LEGAL MATTERS

     Certain legal and tax matters will be passed upon for CRT by Henderson, Daily, Withrow & DeVoe, Indianapolis, Indiana.

                                  EXPERTS

     The consolidated financial statements and financial statement schedule of Century Realty Trust incorporated by reference in Century Realty Trust's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                   PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

     The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the shares of beneficial interests, are as follows:

Registration Fee -- Securities and Exchange Commission $ 1,004 Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Blue Sky Fees and Expenses                                 3,000
Miscellaneous                                              1,000
Total                                                    $

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Trust Instrument of CRT limits the liability of CRT trustees to CRT and its shareholders to (i) willful misconduct, (ii) bad faith, (iii) gross negligence, or (iv) violations of Federal securities laws. The Trust Instrument also provides that CRT shall indemnify any person made a party to any action, suit or proceeding by reason of the fact that he or she is or was a trustee, officer or employee of CRT against the reasonable expenses, including attorneys' fees actually and reasonably incurred in connection with the defense of such action, suit or proceeding, except where it is adjudged in the action, suit or proceeding that the trustee, officer or employee is liable for willful misconduct, gross negligence or for violation of the Federal securities laws.

ITEM 16. EXHIBITS.

3.1 --Trust Instrument of Century Realty Trust (an Indiana Real Estate Investment Trust) as last amended May 21, 1984.
3.2 --Code of By-Laws of Century Realty Trust (an Indian Real Estate Investment Trust) as last amended July 9, 1998.
4.1   --Specimen Certificates for shares of beneficial interests
5.1 --Opinion of Henderson, Daily, Withrow & DeVoe dated August 30, 1999 regarding the validity of the Securities offered hereby.
8.1 --Opinion of Henderson, Daily, Withrow & DeVoe dated August 30, 1999 regarding tax matters.
23.1 --Consent of Henderson, Daily, Withrow & DeVoe (included in their opinion filed as Exhibit 5.1).
23.2 --Consent of Henderson, Daily, Withrow & DeVoe (included in their opinion filed as Exhibit 8.1).
23.3  --Consent of Ernest & Young, LLP dated August 27, 1999.

ITEM 17. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

                provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 POWER OF ATTORNEY

     KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John I. Bradshaw, Jr. and David F. White, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitutes, may do or cause to be done by virtue hereof.

                                        SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 30th day of August, 1999.

                                                 CENTURY REALTY TRUST

                                                 By:

                                                 /s/ John I. Bradshaw, Jr.
                                                 __________________________
                                                 John I. Bradshaw, Jr.
                                                 President, Chief Executive
                                                 Officer and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                            DATE
                              President and Chief Executive
/s/John I. Bradshaw, Jr.      Officer (Principal Executive     August 30, 1999
   John I. Bradshaw, Jr.	         Officer)

                              Controller(Principal
/s/David F. White             Financial Officer and            August 30, 1999
   David F. White             Principal Accounting Officer)


/s/Francis M. Hapak           Chairman of the Board and
   Francis M. Hapak           Trustee                          August 30, 1999

/s/John W. Adams              Trustee
   John W. Adams                                               August 30, 1999


/s/John A. Wallace            Trustee
   John A. Wallace                                             August 30, 1999





                                                                   EXHIBIT 3.1



              COPY OF THE TRUST INSTRUMENT OF CENTURY REALTY
              TRUST AS FILED AND RECORDED DECEMBER 21, 1972



                TRUST INSTRUMENT OF CENTURY REALTY TRUST
                (An Indiana Real Estate Investment Trust)


     This TRUST INSTRUMENT is made this 6th day of December, 1972, by the undersigned trustees with the undersigned and with the persons hereinafter called Beneficiaries.

                           ARTICLE I.  DEFINITIONS.

     Section 1.1. Name. This trust shall be known as CENTURY REALTY TRUST (hereinafter called "the Trust" or "Trust").

     Section 1.2. Organization. The Trust is hereby declared to be a business trust under the Indiana Business Trust Act of 1963 (Ind. Code 23-5-1-1 and following). The Trustees intend that the Trust comply with Sections 856, 857, and 858 of the Internal Revenue Code of 1954 (P.L. 86-779 as amended: Title
26 United States Code annotated Section 856 and following):
References in this Trust Agreement to Internal Revenue Code of 1954 shall mean the U.S. Internal Revenue Code of 1954 as amended.

     Section 1.3. Trust Instrument. This trust instrument, together with amendments thereto made from time to time, constitutes the trust instrument of the Trust.

     Section 1.4.  Trustees.  The Trustees shall consist of five (5) to nine
(9) persons, subject to vacancies which shall be filled as provided in this trust instrument. The original trustees shall be the undersigned trustees. The trustees from time to time thereafter shall be those duly elected or appointed as provided in this trust instrument. The term "trustee" shall apply to the trustees collectively in their fiduciary capacity and shall not apply to them severally or as individuals.

     Section 1.5. Shareholders. The term "shareholders"shall apply jointly and severally to the persons who are holders of record on the books of the Trust or any registrar or transfer agent acting on behalf of the Trust of certificates of beneficial interest in the Trust. It shall include the word "stockholders", certificate holders" or "beneficiaries", when appropriate.

      Section 1.6. Shares. The term "shares" means shares of beneficial interest in the Trust as evidenced by certificates of beneficial interest.

                     ARTICLE 11.  INVESTMENT POLICIES.

      Section 2.1. Type of Property. The trustees will attempt to comply with the provisions of Section 856, 857 and 858 of the Internal Revenue Code of 1954, at the earliest practicable date consistent with the best Interests of the Trust.

     Section 2.2. Policy. The policy of the Trust will be to invest primarily in Real Estate Equities and Mortgage Loans secured by valid liens on Real Estate and to distribute not less than ninety percent (90%) of its net income to its stockholders or such other percentage as will take maximum advantage of the tax savings offered by the applicable sections of the Internal Revenue Code.

     The Trust may from time to time acquire real estate for cash or through the issuance of shares or in exchange of real estate.

     Section 2.3. Change of Investment Policies. The investment policy of the Trust may be changed by amendment of this trust instrument as provided hereafter.

                           ARTICLE III.  SHARES.

     Section 3.1. Shares: Certificates of Beneficial Interest. The units into which the beneficial interest in the Trust will be divided shall be designated as shares. The certificates evidencing ownership of shares in the Trust will be designated as Certificates of Beneficial Interest or shares.

     The shares shall be personal property. The beneficiaries shall have no legal title or interest in the property of the Trust and no right to a partition thereof or to an action for accounting during the continuance of the Trust.

     Section .3.2. Number, Par Value, and Nonassessability. The beneficial interest in this Trust shall initially be divided into five million (5,000,000) shares. Such shares shall have no par value. No assessment shall ever be made upon the shareholders.

     Section 3.3. Sale of Shares. The Trustees may in their discretion, from time to time, without vote of the shareholders, issue, sell by private or public offering, or exchange shares in the Trust, in such number, for such sums of money, real estate or other consideration and on such terms as they deem proper. However, the shareholders shall have pre-emptive rights, except as to any shares hereafter issued in connection with acquisitions by the Trust of interests in real estate. The Trustees are authorized to enter into a contract or contracts with an underwriter or underwriters upon such terms and with such commissions for services as may be agreed upon by the parties. The Trustees shall cause to be issued Certificates of Beneficial Interest to evidence the ownership of shares in the Trust.

     Section .3.4. Transfer of Shares. The persons in whose names the shares are registered on the books of the Trust shall be deemed the absolute owners thereof, and until a transfer is effected on the books of the Trust the trustees shall not be affected by any notice, actual or constructive, of any transfer.

     The shares of the Trust shall be transferable only on the books of the Trust upon surrender of the certificate or certificates representing the same, properly endorsed by the registered holder or by his duly authorized attorney-in-fact, such endorsement or endorsements to be witnessed by one witness.

     Section 3.5. Ownership, Stop-transfer, and Redemption. The Shareholders, upon request, shall furnish to the trustees, in writing, such particulars as to the direct and indirect ownership of the shares as the trustees deem necessary for compliance with the provisions of the Internal Revenue Code of 1954 and the Regulations thereunder regarding beneficial ownership in a real estate investment trust, as those provisions and the Regulations may be amended from time to time. Should the trustees, at any time, in good faith, be of the opinion that beneficial ownership of shares of the Trust has or will become so concentrated as to prevent the Trust from continuing to qualify as a real estate investment trust under the applicable provisions of the Internal Revenue Code, the trustees shall have the power to prevent the transfer of such shares by means deemed equitable to them or to call such number of shares for redemption as will be sufficient to maintain or bring the beneficial ownership of shares in conformity with the applicable provisions of the Internal Revenue Code. The price to be paid for the redeemed shares shall be (a) the sale price on the securities exchange on which the shares are traded, as reported at the close of the last business day prior to the date of redemption or (b) if the shares are not traded on any securities exchange, the last bid quotation on such business day as reported by the National Association of Security Dealers or a similar organization selected by the trustees, or (c) if not determined as above, the book value of the shares. From the date of redemption, the holder of any shares called for redemption shall no longer be entitled to any dividends, distributions, voting rights, or any other benefits of shareholders, except the right to the redemption price.

     Section 3.6. Effect of Transfer of Shares or Death, Insolvency or Incapacity of Shareholders. Neither the transfer of shares nor the death, insolvency or incapacity of any shareholder shall operate to dissolve or terminate the Trust, nor shall it entitle any transferee, legal representative or other person to a partition of the property of the Trust or to an action for accounting.

     Section 3.7. Acquisition of Shares by Trust. The Trust may repurchase or otherwise acquire its own shares on such terms and conditions as the trustees deem appropriate, and for this purpose the Trust may create and maintain such reserves as are deemed necessary and proper.

     Shares issued hereunder and purchased or otherwise acquired for the account of the Trust shall not, so long as they belong to the Trust, either receive distributions (except that they shall be entitled to receive distributions payable in shares of the trust) or be voted at any meeting of the Shareholders. Such shares may, in the discretion of the Trustees, be cancelled and the number of shares authorized be thereby reduced or such shares may, in the discretion of the Trustees, be held in the treasury and be disposed of by the trustees at such time or times, to such party or parties, and for such consideration, as the Trustees may deem appropriate.

     Section 3.8. Acquisition of Shares by Trustee. Any trustee hereunder may acquire, hold and dispose of shares in this trust to the same extent and in the same manner as if he were not a trustee and without affecting in any way his status or power as such trustee.

     Section 3.9. Lost, Stolen or Destroyed Certificates. The Trust may issue a new certificate for shares of the Trust in the place of any certificate theretofore issued and alleged to have been lost, stolen or destroyed, but the trustee may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to furnish affidavit as to such loss, theft, or destruction, and to give a bond in such form and substance, and with such surety or sureties, with fixed or open penalty, as they may direct, to indemnify the Trust against any claim that may be made on account of the alleged loss, theft or destruction of such certificate.

                         ARTICLE IV. SHAREHOLDERS.

     Section 4.1.  Meetings.

     1. Annual Meeting of Shareholders. The first annual meeting of the shareholders shall be held sometime between January 1, 1974 and June 30, 1974. Thereafter, the annual meeting shall be held at such time and place as the By-Laws provide, and upon the giving of notice as provided in Sub-Section 3
herein.   At the annual meeting of shareholders, trustees shall be elected and such business may be transacted as may lawfully come before the meeting; provided, however, that at such annual meeting the shareholders shall vote only on those matters upon which they are specifically entitled to vote by this Trust. If the election of trustees shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the trustees shall cause the election to be held at a meeting of the shareholders as soon thereafter as conveniently may be. Duly elected trustees shall serve until their successors are elected and shall have qualified. Failure to hold any annual meeting shall not work any forfeiture or a dissolution of the Trust.

     2. Special Meetings. Special Meetings may be called by the secretary on the order or written request of the president or the trustees upon the giving of notice as provided in Sub-Section 3 hereof, and if there has been no annual meeting held for a period exceeding eighteen (18) months, said special meetings shall be called upon written request of the shareholders holding an aggregate of not less than ten percent (10%) of the outstanding shares. Such request shall specify the purpose or purposes for which such meeting is to be called. At such special meeting, the shareholders shall vote only on those matters upon which they are specifically entitled to vote by this trust.

     3. Notice of Meetings. A written or printed notice, stating the place, date and hour of any annual or special meeting of the shareholders shall, not less than ten days nor more than forty days before such meeting, be delivered personally to each shareholder, or shall be mailed, postage prepaid, by the secretary to each shareholder of record, addressed to him at his address as it appears in the records of the Trust. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail. The notice of all special meetings shall set forth the purpose for which the meeting is called, and no business not stated in the notice of the meeting shall be considered at any special meeting of the shareholders.

     4. Quorum. At any shareholders' meeting, thirty-three and one-third percent (33-1/3%) of the shares of beneficial interest outstanding must be represented by person or proxy in order to constitute a quorum for the transaction of business; but, the shareholders present at any meeting, although less than a quorum, may adjourn the meeting from time to time, without further notice, to some other day or hour. Once a quorum is present to organize a meeting, the quorum cannot be destroyed by the subsequent withdrawal or revocation of the proxy of any shareholder. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders unless the affirmative vote of more than a majority is required by any provision of this trust.

     Section 4.2. Matters on Which Beneficiaries Shall Be Entitled to Vote. The beneficiaries shall be entitled to vote on the following matters, and no others:
     a. Election of Trustees: Each beneficiary shall be entitled-to one(l) vote in person or by proxy, for each share registered in his name. The candidates receiving the highest number of votes up to the number of trusteeships to be filled in the election shall be elected.
     b.  Removal of Trustees:  Any trustee may be removed as provided in
Section 5.16 herein.
     c. Termination of Trust: The Trust may be terminated as provided in Section 8.2 herein.

     Section 4.2d. General. Notwithstanding any other provisions of the Trust Instrument to the contrary, any action taken by the Trustees to merge or consolidate or otherwise amalgamate the Trust with any other Trust or corporation, or to amend the Trust Instrument shall not become effective until such action is first approved by the vote or written consent of the holders of either:
     (1)  A majority of the issued and outstanding shares; or
     (2) Two-thirds of the shares voting on the matter, providing a quorum is present in person or by proxy.

     Section 4.3. Voting Lists. The Transfer Agent of the Trust shall, at least five days before each election of trustees, make a complete list of the certificate holders entitled to vote at such election, arranged in alphabetical order, with the address and number of shares so entitled to vote held by each, which list shall be on file at the principal office of the Trust and subject to inspection by any shareholder. Such list shall be produced and kept open at the time and place of election and subject to the inspection of any shareholder during the holding of such election. The original stock register or transfer book, or a duplicate thereof kept in the State of Indiana, shall be the only evidence as to who are the shareholders entitled to examine such list, or the stock ledger or transfer book, or to vote at any meeting of the shareholders.

     Section 4.4. Fixing of Record Date to Determine Certificate Holders Entitled to Vote. The Trustees may fix a day and hour not more than forty (40) days prior to the holding of any meeting of certificate holders as the time as of which certificate holders entitled to notice of, and to vote at, such meeting shall be determined, and all persons who are holders of record of voting shares at such time, and no others, shall be entitled to notice of, and to vote at, such meeting.

     Section 4.5. Non-Liability of Beneficiaries. Shareholders shall not be liable for any assessment on account of the shares owned by them, and the trustees shall have no power to bind the shareholders personally. All persons dealing with or having any claim against the trustees or any officer or agent of this trust shall look only to the funds and property of this trust for the payment of any debt, claim, damage, judgment or decree, or of any money or other thing that may become due or payable in any way, whether founded upon contract or tort, and the shareholders shall not be personally or individually liable therefor. Any shareholder held so personally liable shall be entitled to exoneration from the Trust's assets.

     In every written order, contract, instrument or obligation given or executed by the trustees or under their authority, it shall be the duty of the trustees to insert or cause to be inserted a stipulation to the effect that the shareholders shall not be liable for any debt, demand or liability incurred by or under the authority of the trustees, and reference shall be made to this Trust Instrument. However, no dereliction of the trustees or of the officers or agents of this Trust in this regard shall have the effect of rendering any shareholder personally liable.

     Section 4.6. Distributions. It is the declared policy of the Trust that the trustees shall (and may more frequently) declare and pay, within sixty (60) days after the end of each annual period after the calendar year in which the Trust is created, to the Shareholders as near to all of the net income of the Trust (net income for the purpose of this Section shall mean net income for tax purposes adding back deductions for depreciation and similar non-cash charges) as shall be available therefor unless the trustees deem it imprudent to make such distributions, but in any event the trustees shall, from time to time, declare and pay to the shareholders such distributions as may be necessary to continue to qualify the Trust as such "real estate investment trust", (so long as such qualification, in the opinion of the trustees, is in the best interest of the shareholders) as well as such additional distributions as the trustees may, in their discretion, declare. Each distribution when made shall be accompanied by a written statement indicating, to the fullest extent practicable, the sources of the distribution.

     Section 4.7. Fixing of Record Date to Determine Certificate Holders Entitled to Receive Trust Benefits. The Trustee may fix a day and hour not exceeding thirty (30) days preceding the date fixed for payment of any dividend, or for the delivery of evidences of rights, or for the distribution of certificates for shares, without par value, upon a change of outstanding shares, without par value, into a greater or lesser number of shares, as a record time for the determination of the certificate holders entitled to receive any such dividend, rights or distribution, and in such case only certificate holders of record at the time so fixed shall be entitled to receive such dividend, rights or distribution. The trustees at their option may also prescribe a period not exceeding thirty(30) days prior to the payment of such dividend, delivery or distribution, during which no transfer of shares on the books of the Trust may be made.

     Section 4.8. Reports to Shareholders. The Trust shall transmit to the shareholders annually within three (3) calendar months following the close of its fiscal year a report which shall contain:
     (1) a statement by the Trustees as to the course of the operations of the Trust during the fiscal year covered by such report, including a schedule of the funds distributed to the shareholders during such fiscal year and the respective sources thereof;
     (2) a description of the major real estate assets and mortgages owned by the Trust at the close of such fiscal year, and other disclosures of material interest to the shareholders; and
     (3) financial statements consisting of a balance sheet, a profit and loss statement, and an analysis of surplus, all prepared in accordance with generally accepted accounting principles, and generally conforming to the requirements for financial statements to be included in annual reports filed with the Securities and Exchange Commission by companies subject to its jurisdiction. Such statements shall be audited and certified by an independent certified public accountant.

     As promptly as possible after the close of each semiannual period in each fiscal year, the Trustees shall(and may more frequently) transmit an income and expense statement to the shareholders for such six-month period, which statement need not be audited or certified by an independent certified public accountant.

     Section 4.9. Books and Records. The books and records of the Trust shall be open to inspection upon the written demand of a shareholder at any reasonable time for a good faith purpose reasonably related to the interests of such shareholder as a shareholder.

     Such inspection by a shareholder may be made in person or by agent or attorney and the right of inspection includes the right to make extracts.

     Demand of inspection other than at a shareholders' meeting shall be made in writing upon the Chairman of the Trustees, or the Secretary.

     The duly authorized officials of any state shall have the same right of inspection as a shareholder.

                           ARTICLE V - TRUSTEES

     Section 5.1. Number. The number of trustees shall be fixed from time to time by a resolution passed by a majority of the trustees, but shall not be less than five (5) nor more than nine (9).

     Section 5.2. Classes. Each trustee named herein, prior to the first annual meeting of shareholders, shall (except in the event of resignations or vacancies or removals pursuant to Sections 5.5, 5.6 and 5.16) hold office until his successor has been elected at such meeting. At such meeting the trustees shall be divided into three (3) classes, and one class of trustees shall be elected to hold office for a term of one year, one class of trustees shall be elected to hold office for a term of two years, and one class of trustees shall be elected to hold office for a term of three years, and, in each case, until their respective successors are duly elected and qualified. At each annual meeting of shareholders thereafter, one class of Trustees shall be elected to hold office for a term of three years and until their respective successors are duly elected and qualified.

     Section 5.3. Election and Qualification. After the election of trustees at the first annual meeting, the trustees shall determine and notify shareholders which Trusteeships are to be elected at each of the annual meetings of the shareholders. Nominations for trustees may be made from the floor by any shareholder at the annual meeting. Incumbent trustees may be reelected.

     The trustees must be United States citizens, but need not be residents of the State of Indiana. Trustees may, but need not, own shares of this Trust. The trustees shall not be minors. The election of any Trustee (other than an individual who was serving as a trustee immediately prior to such election) shall not become effective unless and until such person shall have in writing accepted his election and agreed to be bound by the terms of this Trust Instrument. No person shall be eligible to serve as a trustee of this Trust if such person is an officer or employee of, or has any direct or indirect proprietary interest in, any independent contractor which furnishes supplies, or renders services pertaining to the trust property, or which manages or operates such property, except as provided in Section 5.19(3) herein.

     Section 5.4. Compensation of Trustees. The trustees shall initially receive such compensation as trustee as the Court shall determine reasonable and proper. Thereafter, the trustees shall receive such compensation as trustee as they shall, from time to time, prescribe by resolution as reasonable and proper.

     Section 5.5. Resignation. A trustee may resign at any time by giving written notice to the Secretary of the Trust, at the principal office of the Trust. Such resignation shall take effect at the date it is received by the Secretary of the Trust or at any later time specified in the written resignation. Acceptance of the resignation shall not be required to make it effective.

     Section 5.6. Vacancies. The vacancy of any or all of the Trusteeships for any reason whatsoever shall not affect the validity of the Trust or cause its termination. The surviving or remaining trustee or trustees may exercise the powers of the Trust given by this Trust Instrument. Any vacancy among the trustees occurring during a term of office of a duly elected trustee may be filled until the next annual meeting of the shareholders by a person selected by a majority vote of the remaining trustees, provided, however, that if there are less than three (3) trustees qualified and acting hereunder at any time, or, if the number of trustees duly elected by the shareholders is less than a majority of the total number of trustees, a special meeting of the shareholders shall be called by any shareholder within thirty (30) days after the date such vacancy occurred, at which, meeting trustees shall be elected by the shareholders to serve the remainder of unexpired terms of all trusteeships in which vacancies have occurred since the last annual meeting.

     Section 5.7. Successor Trustees. Successor trustees shall have the same powers as the original trustees under this Trust Instrument. Title to all forms of property held by the trustees or any of them on behalf of the Trust or in the name of a nominee on behalf of the Trust shall be vested in the successor trustees upon their election without further action.

     Section 5.8. Regular Meetings of Trustees. Regular meetings of the trustees shall be held quarterly. One of such regular meetings shall be held immediately after the annual meeting of the shareholders and at the same place where such annual meeting is held. At such meeting of the trustees, the trustees shall elect the officers of this trust, as well as the executive committees, if any, or other trust committees, if any, for the ensuing year.
The other meetings of the Trustees shall be held upon the call of the President, the Secretary, or any two trustees at such time and place as the By-Laws or a Resolution of the trustees shall provide or permit. Notice of any meeting shall be mailed or otherwise given (including, without limitation, by telephone or telegraph) not less than three (3) days prior to the meeting but may be waived in writing by any trustee either before or after such meeting. The attendance of a trustee at a meeting shall constitute a waiver of notice of such meeting, except where a trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

     Section 5.9. Special Meetings of the Trustees. The president of the trust, or any two trustees, may call a special meeting of the trustees whenever, in their opinion, the interests of the trust require it, by notice in writing served in person or through the mail at least one day previous to such meeting. Such notice shall state the day, time, place and purpose of the meeting. However, other matters may come before the meeting unless specific notice of such matter is required in this Trust Instrument or in the By-Laws or rules adopted by the Trustees. A waiver of such notice signed by any trustee or trustees shall be equivalent to the giving of such notice to the signer or signers. When all the trustees shall be present at any special meeting, however called or notified, or shall sign a written consent thereto, the acts of such meeting shall be valid as if legally called and notified.

     Section 5.10. Quorum. A majority of the trustees then in office shall constitute a quorum for the transaction of business at any meeting of the trustees, but a smaller number may adjourn the meeting from time to time to another day or hour without further notice.

     Section 5.11. Manner of Acting. A majority of the trustees then in office attending any meeting duly held, may exercise any of the powers, discretions and trusts vested in the trustees of this trust and their decisions and actions shall constitute the decisions and actions of all of the trustees and shall have the same effect as if assented to by all; provided, however, that if at any time there are less than four (4) trustees acting hereunder, such powers, discretions and trusts may be exercised by such trustees, but only upon their unanimous consent. The aforesaid requirement of unanimous consent among the trustees shall continue in effect until the shareholders have elected trustees to fill the vacancies.

     Section 5.12. Presumption of Assent. A trustee of this trust by his presence at a meeting of the trustees at which action on any matter is taken shall be conclusively presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of this trust immediately after adjournment of the meeting. Such right to dissent shall not apply to a trustee who voted in favor of such action.

     Section 5.13. Action by Trustees without Meeting. It is not the intent that the trustees must hold meetings for all actions to be taken hereunder since the places of residence of the trustees and their other business obligations may preclude the holding of meetings with respect to the exercise of all of the powers hereunder. Therefore:
     (a) The execution of any contract, transfer, conveyance, mortgage, pledge, lease or other instrument on behalf of this trust by all of the trustees without holding a meeting shall have the same effect as action authorized at a meeting of the trustees; and
     (b) At least four-fifths (4/5) of the existing trustees, but not less than three (3) trustees, may take any action or execute any written instrument in the name of all of the trustees on behalf of this trust without holding a meeting, provided that at least seven (7) days' prior written notice has been given to all of the trustees of the subject matter of the proposed action or of the written instrument to be executed; and provided, further, that no trustee shall have notified the secretary of this trust in writing of his objection to the proposed action, or to the proposed execution of the written instrument in question, prior to the expiration of said seven-day period. If any objection shall be received by the secretary, then he shall promptly call a meeting of the trustees to consider the proposed action. Any trustee may waive any notice required under this subsection.

     Section 5.14. Action by Four-Fifths of Trustees Binding As to Third Parties. Notwithstanding the foregoing provisions or any other provisions of this Trust, any contract, transfer, conveyance, mortgage, pledge, lease or other Instrument executed in the name of all of the trustees by four-fifths (4/5) of the existing trustees, but not less than three (3) trustees, shall, as to third persons dealing with the trustees, have the same effect as action authorized at a meeting of the trustees, and no person dealing with the trustees shall be required to ascertain whether the foregoing provisions with respect to notice to all of the trustees have been met.

     Section 5.15.  Power to Appoint an Attorney-in-Fact,
Any trustee at any time acting hereunder may appoint any co-trustee to be the attorney-in-fact-for the appointing trustee by an instrument in writing executed under seal and acknowledged as deeds of real estate are required to be acknowledged in Indiana, giving such attorney-in-fact full power, for such period of time and to such extent as may be provided in such written instrument to perform the duties and to execute the powers by this trust conferred upon the appointing trustee.

     Section 5.16. Removal of Trustees. Any trustee may only be removed with cause at any annual or special meeting of the certificate holders by vote of a simple majority of the shares of the Trust then outstanding and entitled to vote.
     Any trustee may be removed for cause at any annual or special meeting of the trustees by vote of two-thirds of the trustees attending such meeting.

     Section 5.17. Title and Authority-of the Trustees. The Trustees shall hold legal title.to all property owned in the name of the Trust or in the name of one or more of the Trustees, as Trustees for the Trust. The Trustees shall have absolute control, management and disposition of the property of the Trust, and absolute and exclusive control over the management and conduct of the business and affairs of the Trust, subject only to the express limitations of this trust instrument.

     Section 5.18. Powers of Trustees. The trustees shall have all of the powers necessary, convenient or appropriate to effectuate the purposes of the Trust, and may take any action authorized by vote of a majority of trustees which they deem necessary or desirable and proper to carry out such purposes not inconsistent with this Trust instrument. Any determination of the purposes of the Trust and any construction of the provisions of this Trust instrument made by the trustees in good faith shall be conclusive for all purposes. In construing the provisions of this Trust instrument, the presumption shall be in favor of the grant of powers to the trustees.

     Without limiting the generality of the powers of the trustees, conferred above or elsewhere in this Trust instrument, the powers of the trustees shall include the following:

     (1) To purchase, acquire through the issuance of shares in the Trust, obligations of the Trust or otherwise, and to mortgage, sell, acquire on lease, hold, manage, improve, lease to others, option, exchange, release and partition real estate of every nature, including freehold, leasehold, mortgage, ground rent and other interests therein, and to erect, construct, alter, repair, demolish or otherwise change buildings and structures of every nature.

     (2) To enter into a contract or contracts, on an exclusive or non-exclusive basis, for the management and operation by another or others of any or all real estate in which the Trust shall have an interest. Such contract or contracts may be for any term not exceeding ten years and may be renewable. Any such contract shall provide that in the event its terms shall impair the status of the Trust as a "real estate investment trust" within the meaning of the Real Estate Investment Trust Provisions, such contract will terminate unless the parties negotiate such amendments thereto as may be necessary to restore such status, and that if for any reason other than the terms of such contract the other party shall at any time during the term thereof not be an "independent contractor" within the meaning of the Real Estate Investment Trust Provisions, such contract shall forthwith terminate.

     (3) To purchase, acquire through the issuance of shares in the Trust, obligations of the Trust or otherwise, option, sell and exchange stocks, bonds, notes, certificates of indebtedness and securities of every nature.

     (4) To purchase, acquire through the issuance of shares in the Trust, obligations of the Trust or otherwise, mortgage, sell, acquire or lease, hold, manage, improve, lease to others, option and exchange personal property of every nature.

     (5) To hold legal title to property of the Trust in the name of the Trust, or in the name of one or more of the Trustees, without disclosure of the interest of the Trust therein.

     (6) To borrow money for the purposes of the Trust and to give notes, debentures, bonds, and other negotiable or non-negotiable instruments of the Trust therefor; to enter into other obligations on behalf of and for the purposes of the Trust; and to mortgage or pledge or cause to be mortgaged or pledged real and personal property of the Trust to secure such notes, debentures, bonds, instruments or other obligations.

     (7) To lend money on behalf of the Trust and to, invest the funds of the Trust.

     (8)  To create reserve funds for such purposes as they deem advisable.

     (9) To deposit funds of the Trust in banks and other depositories without regard to whether such accounts will draw interest.

     (10) To pay taxes and assessments imposed upon or chargeable against the Trust or the Trustees by virtue of or arising out of the existence, property, business or activities of the Trust.

     (11) To issue, sell or exchange shares of the Trust as provided in Section
          3.3 hereof. The good faith determination of the value of the consideration received by the Trust shall be within the absolute discretion of the Trustees.

     (12) To adopt and from time to time amend or repeal the By-Laws of the Trust.

     (13) To exercise with respect to property of the Trust, all options, privileges and rights, whether to vote, assent, subscribe or convert, or of any other nature; to grant proxies, and to participate in and accept securities issued under any voting trust agreement.

     (14) To participate in any reorganization, readjustment, consolidation, merger, dissolution, sale, or purchase of assets, lease, or similar proceedings of any corporation, partnership or other organization in which the Trust shall have an interest and in connection therewith to delegate discretionary powers to any reorganization, protective or similar committee and to pay assessments and other expenses in connection therewith.

     (15) To engage or employ agents, representatives and employees of any nature, or independent contractors, and to delegate to one or more Trustees, agents, representatives, employees, independent contractors or other persons such powers and duties as the trustees deem appropriate. The same persons may be employed in multiple capacities and may receive compensation from the Trust in as many capacities as they may be engaged or employed by the Trust.

     (16) To determine conclusively the allocation between capital and income of the receipts, holdings, expenses and disbursements of the Trust, regardless of the allocation which might be considered appropriate in the absence of the provision.

     (17) To determine conclusively the value from time to time and to revalue the real estate, securities and other property of the Trust, in accordance with such appraisals or other information as they deem satisfactory.

     (18) To compromise or settle claims, questions, disputes and controversies by, against or affecting the Trust.

     (19) To solicit proxies of the Shareholders.

     (20) To adopt a fiscal year for the Trust and to amend or change such fiscal year.

     (21) To deal with the Trust property in every way that it would be lawful for an individual to deal with the same, whether similar to or different from the ways above specified.

     (22) The Trustees shall have power, for such purposes, as the Trustee may deem necessary or desirable for the transaction of the business of the Trust, to appoint, employ or contract with any person (including one or more of themselves and any corporation, partnership or trust of which one or more of them may be an affiliate, subject to the applicable requirements of Sections 5.19(3) and 11.7) including any person who, under the supervision of the Trustees, may furnish the Trustees with advice and recommendations with respect to the acquisition, holding and disposition of investments and with respect to other aspects of the business and affairs of the Trust, as the Trustees deem necessary.

     Section 5.19. Prohibited Activities. The Trust shall not do or perform any of the following:

     (1) Engage in the business of operating a rural loan and savings association or credit union; have the power or authority to conduct a banking, railroad, insurance, safety, safe deposit, mortgage guaranty, or building and loan business; engage in the business of mining or manufacturing; or engage in any business regulated under the Public Service Commission of Indiana.

     (2)  Issue any class of non-voting stock.

     (3) Acquire, lend or convey any interest in any property (other than securities of the Trust) in which any trustee, officer, employee, investment adviser, manager, or independent contractor of the Trust also has an interest, directly or indirectly, unless such transaction
          (i) has been approved, after disclosure of such relationship, by a majority of the Trustees not so affiliated; (ii) is on terms fair and reasonable to the Shareholders and (iii) is on terms at least as favorable to the Trust as the terms for comparable transactions (of which the Trustees have knowledge) with an entity not an Affiliate of the Trust. For the purposes of this Sec. 5.19(3), the term "independent contractor" shall mean an "independent contractor" as defined in Section 856(d)(3) of the Internal Revenue Code of 1954, which furnishes services to tenants of, or manages or operates, real property owned by the Trust.

     (4) Engage in any new business activity inconsistent with the requirements needed to qualify as a Real Estate Investment Trust under the Internal Revenue laws of the United States.

     Section 5.20. Liability of Trustees. No trustee shall be liable for any act or omission whatsoever of any other trustee or of any officer or agent of this Trust; nor shall any trustee be liable for any negligence, error in judgment, or for any act or omission, except for his own wilful misconduct, bad faith or gross negligence in conduct of his duties, and further except for any violation or violations of the Federal Securities laws. While it is the intention of the trustees to operate this trust in such manner as to qualify as a Real Estate Investment Trust under Sections 856 to 858 of the Internal Revenue Code of 1954, as amended, or under any similar legislation which may be hereafter enacted, the trustees shall not be liable to the shareholders if at any time it should be determined by the Internal Revenue Service that the Trust does not so qualify. The trustees shall be required to give bond or surety to secure the performance of their duties under this trust. In general, the liabilities of the Trustees shall be the same as Directors of corporations.

     Every act or thing done or omitted, and every power exercised or obligation incurred by the trustees, or any of them, in the administration of this trust or in connection with any business, property or concerns of this Trust, whether ostensibly in their own names or in their trust capacity, shall be done, omitted, exercised or incurred by them as trustees and not as individuals; and every person contracting or dealing with the trustees or having any debt, claim or judgment against them or any of them shall look only to the funds and property of this trust for payment or satisfaction; and no trustee or trustees and no officer or agent of this trust shall ever be personally liable for or on account of any contract, debt, tort, claim, damage, judgment or decree arising out of, or out of the preservation of, the property of this trust or the conduct of any business of this trust. A stipulation or notice to this effect shall be inserted in any contract, order or similar instrument made by the trustees or their officers or agents; but the omission thereof shall not be construed as a waiver of the foregoing provision, and shall not render the trustees, officers or agents personally liable.

     Section 5.21.  Indemnification of Trustees, Officers and Others.  The
Trust shall indemnify any person made a party to any action, suit or proceeding by reason of the fact that he is or was a trustee, officer or employee of the Trust against the reasonable expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such trustee, officer or employee is liable for gross negligence or wilful misconduct in the performance of his duties, and further except for any violation or violations of the Federal Securities laws. The Trust may also reimburse to any such trustee, officer or employee the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the trustees not involved in the matter of controversy (whether or not a quorum) that it was to the interests of the Trust that such settlement be made and that such trustee, officer or employee was not guilty of gross negligence or wilful misconduct in the performance of his duties or of any violation or violations of the Federal Securities laws. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such trustee, officer or employee may be entitled apart from the provisions of this Section.

     Section 5.22. Persons Dealing with Trustees. Any acts of the trustees purporting to be done in their capacity as such, or by agents or representatives of the Trust under authority from the trustees, shall as to other persons dealing with such trustees, agent or representative, be conclusively deemed to be within the purposes of the Trust and within the powers of the trustees. No person dealing with the trustees and agents or representatives, or any of them, shall be bound to see to the application of any funds or property passing into their hands or control.

     The receipt of the duly authorized agents or representatives of the Trust for moneys or other consideration paid or delivered to any of them shall be effectual discharges to persons paying or delivering the same.

                          ARTICLE VI - COMMITTEES

     Section 6.1. Committees Appointed by Trustees. The trustees may appoint such committees, in addition to an executive committee, as they may from time to time determine by resolution or pursuant to By-Laws, rules or regulations adopted by the trustees.

     Section 6.2. Executive Committee. At each annual meeting of trustees, the trustees may appoint not less than three (3) of their number to the executive committee of the Trust to serve for such term as the trustees may decide. The term of office of each executive committee member shall continue until his successor has been elected and qualified.

     The executive committee shall have and exercise all of the powers of the trustees stated in Section 5.18 of this Trust instrument in the month-to-month management of the Trust; however, the delegation of such authority to the executive committee shall not operate to relieve any trustee of any responsibility imposed upon him by law or by this trust instrument.

     During the intervals between meetings of the trustees, and subject to such limitations as may be required by law or by resolution of the trustees, the executive committee shall have and may exercise all of the powers of the trustees in the month-to-month management of the business and affairs of the Trust. All minutes of meetings of the executive committee shall be submitted at the next succeeding meeting of the trustees for approval, but failure to submit such minutes or to receive the approval thereof shall not invalidate any completed action taken by the Trust upon authorization by the executive committee before the time at which such minutes should have been or were submitted. The executive committee shall not have the authority of the trustee in reference to amending this trust instrument; purchasing, acquiring, mortgaging, selling, or otherwise disposing of real estate; borrowing or lending money on behalf of the Trust; issuing, selling, exchanging or acquiring shares of the trust; declaring dividends; adopting an agreement or plan of merger, consolidation, reorganization or dissolution; or amending the By-Laws, rules or regulations adopted by the trustees.

                          ARTICLE VII - OFFICERS

     Section 7.1. Number and Election. The officers of the Trust shall consist of the president, the secretary, the treasurer, and such other officers as the By-Laws may from time to time provide. The president shall be a trustee. Any two or more offices may be held by the same person except that the duties of president and secretary shall not be performed by the same person.

     Section 7.2. Election and Term of Office. The initial president, secretary and treasurer shall be designated by Order of Court, and thereafter, the officers shall be elected by a majority vote of the trustees at the meeting of the trustees to be held immediately after the annual meeting of the shareholders. Each officer shall hold office during the ensuing year and until his successor shall have been duly elected and qualified, or until he shall resign or shall have been removed in the manner hereinafter provided.

     Section 7.3. Compensation of Officers. The Trustees shall fix the compensation of all officers whom they elect, may receive reasonable compensation for their general services as Trustees and officers hereunder, and may pay themselves or any one or more of themselves such compensation for special services as they in good faith may deem reasonable.

     Section 7.4. Removal. Any officer elected by the trustees may be removed by a majority vote of the trustees, at a special meeting called for such purpose whenever, in their judgment, the best interest of this Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     Section 7.5. Resignation. Any officer may resign at any time by giving written notice to the president or secretary at the principal office of the Trust. Such resignation shall take effect at the date it is received at the principal office of the Trust or at any later time specified in the written notice. The acceptance of the resignation shall not be necessary to make it effective unless the officer has a written employment contract with the Trust.

           ARTICLE VIII - DURATION AND TERMINATION OF THE TRUST

     Section 8.1. Duration of the Trust. The Trust shall continue perpetually unless terminated as provided in this trust instrument, except that in the event that a statute or rule of law shall require that a trust may not continue perpetually. Then, the Trust shall continue for the longest period of time permitted by law unless sooner terminated as provided in this trust instrument, and to the extent that measuring lives in being are required to determine the term of this Trust, such measuring lives in being shall be the undersigned trustees who have executed this trust instrument and their issue living at the time of the execution of this trust instrument, and that Trust shall in such event continue until the death of the last survivor of them plus an additional period of twenty-one (21) years, unless sooner terminated as provided in this trust instrument.

     Section 8.2. Termination of the Trust. The Trust may be terminated at any time by a two-thirds (2/3) vote or written consent of the outstanding shares of beneficial interest.

     The Trust may also be terminated by a majority vote or written consent of the outstanding shares of beneficial interest when the termination has been recommended by a two-thirds (2/3)vote of the trustees.

     In connection with any termination of the Trust, the trustees, upon receipt of such releases or indemnity as they deem necessary for their protection, may either (1) sell and convert into cash the property of the Trust and distribute the net proceeds among the shareholders proportionately, or (2) convey the property of the Trust to one or more persons, entities, trusts or corporations, for consideration consisting in whole or in part of cash, shares of stock, or other property of any kind, and distribute the net proceeds among the shareholders proportionately at valuations fixed by the trustees after independent appraisals, in cash or in kind, or partially in cash and partially in kind.

     Upon termination of the Trust and distribution to the shareholders as provided in this trust instrument, a majority of the trustees shall execute and lodge among the records of the Trust, an instrument in writing setting forth the facts of termination and a full report thereof, a copy of which shall be sent by mail to each shareholder, and the trustees shall thereupon be discharged from any and all further liabilities and duties under this trust instrument, and the right, title and interest of all shareholders shall cease and be cancelled and discharged.

                         ARTICLE IX. - AMENDMENTS

     Section 9.1. Amendments by Certificate Holders. This trust instrument may be amended by vote or written consent as provided in Article IV, Section 4.2d herein.

     Section 9.2. Filing and Recording Amendments. No amendment of this Trust instrument shall be effective until an executed copy thereof has been filed in the Office of the Secretary of State of Indiana and a file-marked copy thereof recorded in the office of the County Recorder of the county in which the principal office of this Trust in the State of Indiana is located.

                     ARTICLE X. - SEPARABILITY CLAUSE.

     Section 10.1. Interpretation-Trust Tax Provision or Certificate Holders' Liability. If any branch, department, agency or instrumentality of the United States of America, the State of Indiana, or any branch, department, agency or instrumentality of any jurisdiction where the securities of the Trust are registered or to be registered shall so interpret or construe any provision of this trust instrument which shall have the effect of (1) denying to the Trust the applicability of Sections 858, 857 and 858 of the Internal Revenue Code of 1954, as amended, or any similar federal revenue statute, or (2) denying to the shareholders freedom from assessment and liability for any and all of the obligations of the Trust, then provision of this trust instrument shall be deemed to have no force and effect and the trust instrument shall be deemed to have been written without such particular provision.

     Section 10.2. Interpretation - Invalidity. If any provision of this trust instrument, or the application thereof to any person or circumstances, is held ineffective or invalid because contrary to any law, rule or regulation of the United States of America, the State of Indiana, or any agency or instrumentality thereof, or of any jurisdiction or any agency or instrumentality thereof, where the securities of the Trust are registered or to be registered, the remainder of the provisions of this trust instrument and the application of such provision to other persons or circumstances shall not be affected thereby.

     Section 10.3. Separability. The finding of invalidity of a Section, or part of this Trust instrument, shall not affect the validity of any other Section or part.

                        ARTICLE XI.  MISCELLANEOUS.

     Section 11.1. Applicable Law. The laws of the State of Indiana shall govern the construction, validity, and effect of this trust instrument and the administration of the Trust hereby created.

     Section 11.2. Applicability of Indiana General Corporation Laws. The Trust and the certificates of beneficial interest in the Trust shall be subject to all applicable provisions of Indiana law, now in effect or hereafter enacted, relating to Indiana corporations with regard to the issuance and transfer of securities, filing of required statements, reports, service of process, and liability for or exclusion from taxation under the provisions of Indiana Code 6-5-1-1 through 6-5-1-33 (1971).

     Section 11.3. Headings for Reference Only. Headings preceding the text, articles and sections hereof have been inserted solely for convenience and reference and shall not be construed to affect the meaning, construction or effect of this declaration of trust.

     Section 11.4. Counterparts. This declaration may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

     Section 11.5. Insurance. The Trust will use its best efforts to obtain or cause to be obtained all customary types of insurance against liabilities or hazards.

     Section 11.6. Right to Engage In Business Activities Similar to Those of the Trust. Any trustee, officer, employee or agent of the Trust may, in his personal capacity, engage in business activities in addition to those relating to the Trust, which interests and activities may be similar to those of the Trust, and any trustee, officer, employee, or agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to him in any capacity other than solely as trustee, officer, employee or agent of the Trust.

     Section 11.7. Conflict of Interest. No trustee, officer, employee or agent, or independent contractor of the Trust shall receive any compensation, either directly or indirectly, in connection with any transaction entered into with the Trust from any person dealing with the Trust, except such compensation as is paid by the Trust directly to any trustee, officer, employee, agent or independent contractor.

     IN WITNESS WHEREOF, the undersigned trustees have set their hands and seals.

/s/ C.O. ALIG, JR.                 One Indiana Square, Indianapolis, IN

/s/ ROBERT E. GREEN                P. O. Box 157, Oaktown, IN

/s/ ROBERT J. GREESON              5620 Glencoe Street, Indianapolis, IN

/s/ KING R. TRAUB                  320 North Meridian Street, Indianapolis, IN

/s/ MILTON MARLINBERG              1100 Euclid Avenue, Marion, IN

/s/ JOHN A. WALLACE                One Indiana Square, #2500, Indianapolis, IN

/s/ WILLIAM L. ELDER               320 North Meridian, #620, Indianapolis, IN

STATE OF INDIANA    )
                    )SS:
COUNTY OF MARION    )

     Before me, a Notary Public, personally appeared the trustees and acknowledged to me their execution of the foregoing Trust Instrument to be their free, voluntary act.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of December , 1972.
                              /s/ CHRISTINA URICH
                                   Notary Public

My Commission Expires: 12/23/73




                                                                   EXHIBIT 3.2







              COPY OF CODE OF BY-LAWS OF CENTURY REALTY TRUST






                 CODE OF BY-LAWS OF CENTURY REALTY TRUST
                 (An Indiana Real Estate Investment Trust)


                                  BY-LAWS


     These articles are the By-Laws of CENTURY REALTY TRUST, a business trust organized under the laws of the State of Indiana by a Trust Instrument made on the 6th day of December, 1972, and recorded in the Recorder s office of Marion County and with the Secretary of State of Indiana. These By-Laws have been adopted by the Trustees pursuant to Section 5.18 (12) of the Trust Instrument.
     All words and terms capitalized in these By-Laws, unless otherwise defined herein, shall have the same meaning as they have in the Trust Instrument.


                          ARTICLE 1.  DEFINITIONS

     Section 1.01. Name. This trust shall be known as CENTURY REALTY TRUST (hereinafter called the Trust or Trust ).

     Section 1.02. Trust Instrument. The term trust instrument means the Trust Instrument of CENTURY REALTY TRUST executed on December 6, 1972, together with amendments thereto made from time to time.

     Section 1.03. By-Laws. The term by-laws means the code of by-laws of the Trust together with amendments thereto made from time to time.

                        ARTICLE 2.  IDENTIFICATION

     Section 2.01.  Principal Office and Resident Agent - Power to Change.
The post-office address of the principal office of the Trust is 708 Chamber of Commerce Building, Indianapolis, Indiana, Marion County; the name and post-office address of its resident agent in charge of such office is John I. Bradshaw, Jr., 708 Chamber of Commerce Building, Indianapolis, Indiana 46204. The location of its principal office, or the designation of its resident agent, or both, may be changed at any time, or from time to time, when authorized by the trustees. In case the location of the principal office of the trust is changed so that the county in which such new principal office is located is a different county from Marion County, the trust shall immediately record in the office of the county recorder of the county in which the new principal office of the Trust is located copies of the original trust instrument and all amendments thereto certified as true copies by the Secretary of State of Indiana.

     Section 2.02.  Seal.  The Trust shall not have a seal.

     Section 2.03. Fiscal Year. The fiscal year of the Trust shall begin on the first day of January in each year and end on the last day of December in the same year.

                            ARTICLE 3.  SHARES

     Section 3.01. Number, Par Value. The number and par value of the shares of this trust as provided for in Section 3.2 of the Trust Instrument may be changed at any time, or from time to time, when authorized by the Trustees.

     Section 3.02. Form of Certificates. Each holder of the shares of the Trust shall be entitled to a Certificate of Beneficial Interest or Share Certificate signed by the President and Chairperson of the Board of the Trust (except that where any such certificate is signed by a Transfer agent or an assistant Transfer agent or a Transfer clerk and by a registrar, the signatures of any such President or Chairperson of the Board may be facsimile, engraved or printed); and shall be countersigned and registered in such manner, if any, as the Board of Trustees may by resolution prescribe. Each Certificate of Beneficial Interest shall state the name of the registered holder, the number of shares represented thereby, that such shares are without par value, and that such shares have been fully paid and are not liable to any further call or assessment.

     In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates, shall cease to be such officer or officers of the Trust before such certificate or certificates shall have been delivered by the Trust, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer of officers of the Trust, and such issuance and delivery shall constitute adoption thereof by the Trust.

     The form of the certificate shall be substantially as follows but may vary from time to time as the Trustees may by resolution prescribe:

                               (Front Side)

               5,000,000 Authorized Shares Without Par Value
Number_______________________           _______________________Shares

                           CENTURY REALTY TRUST
                  An Indiana Real Estate Investment Trust
              CREATED UNDER THE LAWS OF THE STATE OF INDIANA

                            SHARE CERTIFICATE

     THIS CERTIFIES that ________________________________ is the registered owner of _______________________ shares of Beneficial Interest, without par value, of

                           CENTURY REALTY TRUST

fully paid and not liable to any further call or assessment, transferable only on the books of the Trust in person or by duly authorized attorney-in-fact upon surrender of this certificate properly endorsed.
     This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Trust Instrument of the Trust and amendments thereto (copies of which are on file at the principal office of the Trust), to all of which the holder by the acceptance hereof assents.
     No holder or owner of this certificate as such shall have any authority, power or right whatsoever to do or transact any business for or on behalf of or binding upon the Trust or any certificate holder thereof.
     This certificate in not valid until countersigned and registered by the Registrar.
     WITNESS the facsimile signatures of its duly authorized president and chairman of the board.

Dated_______________________

____________________________       _____________________________
     Chairman of the Board                   President

Countersigned and Registered:

     (Name of Bank)
Indianapolis, Indiana
Registrar
By__________________________
     Authorized Officer



                                (Back Side)

     For value received, ____________________________________________ hereby sell, assign and transfer unto __________________________, _________________
__________ shares of beneficial interest represented by the within certificate, and do hereby irrevocably constitute and appoint _____________________________, attorney-in-fact to transfer the said shares on the books of the within named Trust, with full power of substitution in the premises.

     Dated__________________       _________________________________________
                                   (Signature of Registered Holder)

     In the presence of ____________________________________________________
                    (Notary Public)


                              SIGNATURE GUARANTEED

                              __________________________________
                                        (Name of Bank)

                              BY:___________________________________
                                            (Authorized Officer)

This certificate also entitles the holder hereof to certain Rights as set forth in a Rights Declaration dated as of the Declaration Date (the Rights Declaration ), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Trust. Under certain circumstances, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Under certain circumstances, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Declaration) or related Persons and subsequent holders thereof, may become null and void.


                         ARTICLE 4.  SHAREHOLDERS

     Section 4.01.  Meetings.  The Annual Meeting of Shareholders shall be held and such business shall be transacted as provided for in Section 4.1 (1)
of the Trust Instrument.  The annual meeting shall be held on the first (1st)
Wednesday after the 31 day of   May   in each year at  ten  o'clock (10:00) A.M.
at such place, either within or without the State of Indiana, as shall be designated in advance by the Trustees and shall be specified in the notice of the meeting. In the absence of any designation by the Trustees, each such annual meeting shall be held at the office of the Trust.

     Section 4.02. Special Meetings. Special Meetings of the Shareholders shall be held in accordance with Section 4.1 (2) of the Trust Instrument.
Each special meeting of the shareholders shall be held at such place, either within or without the State of Indiana, as shall be designated in advance by the Trustees, and shall be specified in the notice of such meeting. Each such special meeting shall be held at such time as may be specified in the notice of such meeting.

     Section 4.03. Chairperson and Secretary of Shareholders Meetings. The chairperson of the board or, in his or her absence, the president of the trust, shall preside at all meetings of the shareholders as "Chairperson of the Meeting." If both the chairperson of the board and the president are absent, the Trustees present at each meeting shall elect one of their number as Chairperson of the Meeting. Unless otherwise provided for by the trustees, the secretary of the Trust shall be the secretary of such meetings.

     Section 4.04. Construction or Interpretation of Trust Instrument or By-Laws. At any Shareholder's meeting the Chairman of the Meeting shall determine the construction or interpretation of the Trust Instrument or the By-Laws, or any part thereof, and the ruling of the Chairman of the Meeting shall be final.

     Section 4.05. Notice of Meetings. The Shareholders shall receive such notice of Shareholder's meetings as is provided for in Section 4-1 (3) of the Trust Instrument. Any shareholder may waive notice of any meeting in writing either before or after such meeting if the waiver sets forth in reasonable detail the purpose or purposes for which the meeting is called and the time and place thereof. Attendance at any meeting in person, or by proxy when the instrument of proxy sets forth in reasonable detail the purpose or purposes for which the meeting is called, shall constitute a waiver of notice of such meeting. Each person who has in the manner provided above waived notice of a meeting or who personally attends a meeting or is represented at a shareholders' meeting by a proxy authorized to appear by an instrument of proxy complying with the requirements above set forth shall be conclusively presumed to have been given due notice of such meeting.

     Section 4.06. Addresses of Shareholders. The address of any shareholder appearing upon the records of the Trust shall be deemed to be the same address as the latest address of such shareholder appearing on the records maintained by the Transfer Agent.

     Section 4.07. Voting at Shareholders' Meetings. Except as otherwise provided by law, every holder of shares of the Trust shall have the right at every shareholders' meeting to one (1) vote for each share standing in his or her name on the books of the Trust. No share which belongs to the Trust shall be voted at any meeting. Shares of the Trust standing in the name of a corporation may be voted by such officer, agent or proxy as the Board of Directors of such other corporation may appoint, or as the By-Laws of such other corporation may prescribe, and in the absence of such designation by such person as may be nominated in a proxy duly executed for the purpose by the president or a vice president, and the secretary or an assistant secretary of such other corporation. Shares held by fiduciaries may be voted by the fiduciaries in such manner as the instrument or order appointing such fiduciaries may direct unless the Trust has previously been advised and furnished proper evidence of other procedures or restrictions with respect to voting such shares. Shares that are pledged may, unless otherwise provided in the agreement of pledge, be voted by the shareholder pledging the same until the shares have been transferred to the pledgee on the books of the Trust, and thereafter they may be voted by the pledgee.

     Section 4.08. Proxies. At all meetings of shareholders a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the secretary of this trust before or after the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. The form of any such proxy may be prescribed from time to time by resolution or approval of the Trustees.

     Section 4.09. Inspectors of Election and Conduct of Meeting. At all meetings of the shareholders, the chairman shall appoint an many tellers as he deems necessary, who shall act as inspectors of election, determine the validity of the proxies, pass upon the qualification of all persons offering to vote at such meetings, and to count the ballots. Voting on any question or in any election may be via voice unless the chairman shall order, or a majority of the shareholders present shall demand, that voting be by ballot.

                           ARTICLE 5.  TRUSTEES

     Section 5.01. Number. The Board of Trustees shall initially consist of seven (7) persons and thereafter shall consist of such number of Trustees, not less than five (5) nor more than nine (9), as provided in Section 5.1 of the Trust Instrument.

     Section 5.02. Term. At the first annual meeting of the shareholders, seven (7) trustees shall be elected, three (3) for a term of three years, two (2) for a term of two years, and two (2) for a term of one year. Thereafter all trustees shall be elected for a term of three years as provided in Section 5.2 of the Trust Instrument.

     Section 5.03. Regular Meetings of Trustees. The annual meeting of the Trustees shall be held immediately following the annual meeting of the Shareholders, as provided in Section 5.8 of the Trust Instrument. Other meetings of the Trustees shall be called in accordance with Section 5.8 of the Trust Instrument at such time and place as shall be designated by the notice provided for therein. Notice of each Trustees' meeting shall be mailed or delivered to the last known address of the Trustee or to such other address as may be specified by the Trustee to the president or secretary. Written notices need not be manually signed. Unless otherwise specified in the notice, any and all business may be transacted at any Trustees' meeting.

     Section 5.04. Special Meetings of Trustees. The Trustees shall hold special meetings in accordance with Section 5.9 of the Trust Instrument at such time and place as shall be designated by the notice provided for therein. Notice of each Trustees' meeting shall be mailed or delivered to the last known address of the Trustee or to such other address as may be specified by the Trustee to the president or secretary. Written notices need not be manually signed.

      Section 5.05. Place for Trustees' Meetings. All meetings of the Trustees may be held within or without the State of Indiana.

     Section 5.06. Conducting Meetings. Immediately after the annual meeting of the shareholders, a majority of the Trustees shall elect a Trustee as president or chairman of the Board of Trustees, who shall preside at Trustees' meetings; in his absence, the Trustees present at each meeting shall elect one of their number as chairman. All rules of conduct adopted and used at Trustees' Meetings, other than those provided for in these By-Laws and the Trust Instrument, shall be determined by the chairman whose ruling on all procedure matters and construction of these By-Laws and the Trust Instrument shall be final.

     Section 5.07. Voting at Meetings. Voting at Trustees' meetings may be conducted orally, by show of hands or, if requested by any Trustee, by written ballot. The results of all voting shall be recorded by the Secretary, or in his absence another Trustee, in the minute book.

     Section 5.08.  Action by Consent.  Except as provided for in Section
5.13 of the Trust Instrument, any action required or permitted to be taken at any meeting of trustees or by a committee thereof may be taken without a meeting, if prior to such action a written consent to such action is signed by all trustees or all members of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the trustees or committee.

                          ARTICLE 6.  COMMITTEES

     Section 6.01. Executive Committee. The Trustees may appoint at least three (3) of their number to the executive committee of the Trust as provided in Section 6.2 of the Trust Instrument. The executive committee shall designate a chairman and secretary. It shall keep minutes of all its meetings.
Reasonable notice of each meeting shall be given by the chairman. Any meeting shall be a legal meeting without notice thereof having been given if all the members of the committee shall be present in person. The committee may hold its meetings within or without the State of Indiana as it may from time to time determine. A majority of the committee shall be necessary to constitute a quorum for the transaction of any business, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee. The members of the committee shall act only as a committee, and the individual members shall have no powers, an such.

     Section 6.02. Meetings of Committees. Any action permitted to be taken at any meeting of any committee may be taken without a meeting if all members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

     Section 6.03. Rules and Regulations of Committees. Each committee (including the Executive Committee) elected or appointed by the Trustees may adopt such standing rules and regulations for the conduct of its affairs except those specified in those By-Laws and in the Trust Instrument, as it may deem desirable, subject to review and approval of such rules and regulations by the Trustees at the next succeeding meeting of the Trustees.

                           ARTICLE 7.  OFFICERS

     Section7.01(a). Chairperson of the Board. The position of chairperson of the board, if there is one, shall be chosen from among the Trustees. The chairperson shall act as chair of all meetings of the trustees and of the shareholders and shall perform such other duties as the Board of Trustees may from time to time assign. The chairperson of the board shall have the authority to call special meetings of the trustees or of the shareholders.

     Section 7.01 (b). The President. The president shall be the chief executive officer of the Trust and shall have general charge, direction, and supervision of the Trust's business affairs and over its officers, agents and employees. The president shall appoint and discharge employees and agents of the Trust (other than officers elected or agents selected by the Board of Trustees), and shall see that orders and resolutions of the Board of Trustees are carried into effect. In the absence of the chairperson of the board, the president shall preside at all meetings of the shareholders and of the trustees. The president shall sign with the chairperson of the board, or in his absence, the secretary, or other proper officers of this Trust thereunto authorized by the Trust, certificates for shares of the Trust. The president shall have power to execute, acknowledge and deliver all deeds, bonds, contracts and other obligations and documents in the name of the Trust which the trustees have authorized to have executed. The president shall have such other powers and duties as may, from time to time, be prescribed by the Board of Trustees.

     Section 7.02. Vice-President. In the absence of the president, or in the event of the inability or refusal of the president to act, like power and authority shall be vested in the vice-presidents, if any, each serving in the order of his election.

     Section-7.03. Treasurer. The treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of this trust; receive and give receipts for moneys due and payable to this trust from any source whatsoever, and deposit all such moneys in the name of this trust in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of this trust; and (b) in general, perform all duties incident to the office of treasurer and such other duties as, from time to time, may be assigned to him by the president or by the trustees.

     Section 7.04. Secretary. The secretary shall: (a) keep the minutes of the shareholders' and of the trustees' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this trust; (c) be custodian of the trust records; (d) keep or cause to be kept a register of the post office address of each shareholder, which shall be furnished to the secretary by such shareholder; (e) sign with the president certificates for shares of this trust; (f) have general charge of the stock transfer books of this trust; and (g) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the president or by the trustees.

     Section 7.05. Asst. Treasurers and Asst. Secretaries. The assistant treasurers and assistant secretaries, if any, in general shall perform such duties as shall be assigned to them by the treasurer or secretary, respectively, or by the president or trustees.

     Section 7.06. Filling Vacancies and Appointing New Officers. Any vacancy of the offices of President, Secretary and Treasurer shall be filled by an election at any meeting of the Trustees. Those individuals selected to fill the vacancies of the office of president, secretary, or treasurer shall be elected by a majority vote of the Trustees and shall hold the office for the remainder of the term. All other officers of the Trust may be appointed by the president. Such officers shall hold office for any term as determined by the Trustees or president subject to removal with or without cause, at any time by the Trustees or president. The names of all such officers appointed by the president shall be submitted at the next succeeding meeting of the Trustees and recorded in the minutes of said meeting.

     Section 7.07. Delegation of Duties. Duties of officers may be delegated. In case of the absence or disability of any officer of the Trust, or for any other reason that the Board may deem sufficient, the Board may delegate, for the time being the powers or duties, or any of them, of such officer to any other officer, or to any Trustee.

     Section 7.08. Loans. No loans shall be contracted on behalf of this trust and no evidence of indebtedness shall be issued in its name by any officer unless authorized by a resolution of the trustees. Such authority may be general or confined to specific loans or evidences of indebtedness.

     Section 7.09. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of this trust shall be signed by such officer or officers of this trust and in such manner as shall from time to time be determined by resolution of the trustees.

     Section 7.10. Deposits. All funds of this trust not otherwise employed shall be deposited from time to time by the officers to the credit of this trust in such banks, trust companies or other depositories as the trustees may select.

               ARTICLE 8.  EXECUTION OF WRITTEN INSTRUMENTS.

     Section 8.01. Execution of Negotiable Instruments. All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money of the Trust shall, unless otherwise directed by the trustees, or unless otherwise required by laws be signed by the President or Secretary and one other trustee. The trustees may, however, authorize by resolution any one of such officers or an employee of the Trust to sign checks, drafts, and orders for the payment of money, which are for respective amounts not in excess of one thousand dollars ($1,000) in any case, singly and without necessity of countersignature.

     Section 8.02. Execution of Deeds, Mortgages, Etc. All deeds, mortgages and leases made by the Trust and all other written instruments to which the Trust shall be a party shall be executed in its name by the President and Secretary. The trustees may, however, by resolution authorize any Trust Officer or employee to execute any such written instrument singly and without necessity of countersignature upon such terms and conditions as the trustees deem appropriate.

     Section 8.03. Endorsement of Stock Certificates. Any share or shares of stock issued by any corporation and owned by the Trust may, for sale or transfer, be endorsed in the name of the Trust by the President, and such endorsement shall be duly attested by the Secretary.

     Section 8.04. Voting of Stock Owned by Trust. Any share or shares of stock issued by any corporation and owned or controlled by the Trust may be voted at any stockholders' meeting of such corporation by the President of the Trust if he is present, or in his absence by any Trust officer or employee designated by the President. Whenever in the judgment of the President it is desirable for the Trust to execute a proxy or give a shareholder's consent in respect to any share or shares of stock issued by any corporation and owned by the Trust, such proxy or consent shall be executed in the name of the Trust by the President and shall be attested by the Secretary of the Trust. Any person or persons designated in the manner above stated as the proxy or proxies of the Trust shall have full right, power and authority to vote the share or shares of stock issued by such corporation and owned by the Trust the same an such share or shares might be voted by the Trust.

                           ARTICLE 9. AMENDMENTS

     Section 9.01. These By-Laws may be amended or repealed, or new by-laws adopted, at any meeting of the Board of Trustees by the Vote of at least a majority of the entire Board.

     Section 9.02. Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Trustees, or in the waiver of notice thereof, as the case may be, unless all of the Trustees are present at such meeting.






                                                                   EXHIBIT 4.1


SPECIMEN CERTIFICATE


                               (Front Side)

              5,000,000 Authorized Shares Without Par Value
  Number_______________________           _______________________Shares

                          CENTURY REALTY TRUST
                 An Indiana Real Estate Investment Trust
             CREATED UNDER THE LAWS OF THE STATE OF INDIANA

                            SHARE CERTIFICATE


     THIS CERTIFIES that _________________________ is the registered owner of ________________________ shares of Beneficial Interest, without par value, of

                         CENTURY REALTY TRUST

fully paid and not liable to any further call or assessment, transferable only on the books of the Trust in person or by duly authorized attorney-in-fact upon surrender of this certificate properly endorsed.

     This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Trust Instrument of the Trust and amendments thereto (copies of which are on file at the principal office of the Trust), to all of which the holder by the acceptance hereof assents.

     No holder or owner of this certificate as such shall have any authority, power or right whatsoever to do or transact any business for or on behalf of or binding upon the Trust or any certificate holder thereof.

This certificate in not valid until countersigned and registered by the Registrar. WITNESS the facsimile signatures of its duly authorized president and chairman of the board.

                      Dated_______________________

    ____________________________       _____________________________
     Chairman of the Board                   President

                      Countersigned and Registered:

     (Name of Bank)
                          Indianapolis, Indiana
                                Registrar
                      By__________________________
     Authorized Officer



                               (Back Side)

     For value received, ______________________________________ hereby sell, assign and transfer unto _______________________________, _________________
_________ shares of beneficial interest represented by the within certificate, and do hereby irrevocably constitute and appoint ____________________________, attorney-in-fact to transfer the said shares on the books of the within named Trust, with full power of substitution in the premises.

     Dated__________________       _________________________________________
                                   (Signature of Registered Holder)

         In the presence of _______________________________________________
                    (Notary Public)


                                                   SIGNATURE GUARANTEED

                                        __________________________________
                                       (Name of Bank)

                                     BY:___________________________________
                                       (Authorized Officer)

     This certificate also entitles the holder hereof to certain Rights as set forth in a Rights Declaration dated as of the Declaration Date (the Rights Declaration ), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Trust. Under certain circumstances, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Under certain circumstances, Rights issued to any Person who becomes an Acquiring Person
(as defined in the Rights Declaration) or related Persons and subsequent holders thereof, may become null and void.





                                                                   EXHIBIT 5.1



[Henderson Daily Withrow & DeVoe Letterhead]







September __, 1999




Century Realty Trust
823 Chamber of Commerce Building
Indianapolis, Indiana 46204

Ladies and Gentlemen:

     We have acted as counsel to Century Realty Trust, an Indiana business trust (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a registration statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") of 286,908 shares (the "Shares") of beneficial interest, no par value, of the Company. This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) may be issued by the Company from time to time in exchange for a like number of operating partnership units ("OPU's) of Barcelona Apartments, L.P., an Indiana limited partnership, Beech Grove apartments, L.P., an Indiana limited partnership, Hampton Court Apartments, L.P., an Indiana limited partnership, Sheffield Square apartments, L.P., an Indiana limited partnership, and WestWind Terrace Apartments, L.P., an Indiana limited partnership (each an "Acquiring Partnership" and collectively the "Acquiring Partnerships"). All of the Shares may be offered for sale from time to time by certain shareholders.

     In rendering the opinion expressed herein, we have examined the Registration Statement, the Trust Instrument and By-Laws of the Company, the Certificate of Limited Partnership and Limited Partnership Agreement for each of the Acquiring Partnerships, the Acquisition Agreement dated July 18, 1997 among various parties and pursuant to which the Acquiring Partnerships acquired certain apartment projects by issuing the OPU's and assuming certain indebtedness, the proceedings of the Board of Trustees of the Company relating to the reservation and issuance of the Shares, a Certificate of the Officers of the Company (the "Certificates"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to facts material to this opinion, we have relied solely upon the Certificates. We have also assumed that the number of shares of beneficial interest available for issuance under the Trust Instrument of the Company will exceed the number of Shares to be issued from time to time as contemplated in the second paragraph of this opinion.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Indiana law, we are of the opinion and advise you that the Shares to be issued in exchange for the OPU's in accordance with the terms of the Acquisition Agreement, and issuance and delivery of certificates representing the Shares, will be validly issued, fully paid, and non-assessable when issued in accordance with the Acquisition Agreement.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Indiana. We assume that the issuance of the Shares will not violate any of the Ownership Limit provisions of the Company's Trust Instrument. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Indiana as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.
In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

						Sincerely,



						Henderson, Daily, Withrow & DeVoe


OWD/csf/adb

                                                                   EXHIBIT 8.1

[Henderson, Daily, Withrow & DeVoe Letterhead]


September ___, 1999



Board of Trustees
Century Realty Trust
320 North Meridian Street
823 Chamber of Commerce Building
Indianapolis, Indiana 46204

	Re:  Certain Federal Income Tax Consequences

Ladies and Gentlemen:

     We have acted as counsel to Century Realty Trust, an Indiana business trust (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") and the prospectus included therein (the "Prospectus") filed by the Company with the Securities and Exchange Commission relating to the possible issuance by the Company of up to 286,908 shares (the "Shares") of beneficial interests, no par value, to the extent that the Company elects to issue the Shares to the holders of 286,908 operating partnership units ("Units") in Barcelona Apartments, L.P., Beech Grove Apartments, L.P., Hampton Court Apartments, L.P., Sheffield Square Apartments, L.P. and WestWind Terrace Apartments, L.P. (collectively, the "Operating Partnerships") upon the tender of such Units for redemption. In connection with the Registration Statement, we have been asked to provide you with our opinions on certain federal income tax matters. Capitalized terms used in this letter and not otherwise defined herein have the meanings set forth in the Registration Statement.

     The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

     In connection with the Registration Statement, we have acted as counsel to the Company and we have assisted in the preparation of the Registration Statement and certain other documents. In formulating our opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by you as is relevant and necessary to prepare the Registration Statement or as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, you have provided us with certain representations and covenants of officers of the Company relating to, among other things, the election of the Company to be taxed as a real estate investment trust ("REIT") under the Code for its taxable year ended December 31, 1978, and the preparation and filing of tax returns of the Company for each of the taxable years of the Company since then up to and including December 31, 1998, and the actual and proposed operations of the Company. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such representations, the partnership agreements and organizational documents for each of the partnerships, corporation and limited liability company in which the Company holds a direct or indirect interest, including, without limitation, CR Management, Inc. ("CR Management") and Charter Oaks Associates, LLC, ("Charter Oaks"), the Registration Statement or any other document. We have, consequently, assumed and relied on your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     In our review, we have assumed, with your consent, that:

     (i) All of the representations and statements set forth in the documents we reviewed (the "Reviewed Documents") are true and correct, any such representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification, and all of the obligations imposed by any such document on the parties thereto have been and will be performed or satisfied in accordance with their terms;

     (ii) The Company, the Operating Partnerships, CR Management, and Charter Oaks each have been and will continue to be operated in the manner described in the relevant partnership agreement, operating agreement, articles of incorporation or other organizational documents and in the Prospectus;

     (iii) All signatures to the Reviewed Documents are genuine, all documents were properly executed, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and all original documents from which any copies were made are authentic;

     (iv) The Company is a validly organized and duly formed and existing business trust under the laws of the State of Indiana. CR Management is a duly organized and validly formed and existing corporation under the laws of the State of Indiana. Charter Oaks is a duly organized and validly formed and existing limited liability company under the laws of the State of Indiana and is treated, and qualifies for treatment, as a partnership for federal and state tax purposes. The Operating Partnerships are duly organized and validly formed and existing limited partnerships under the laws of the states in which they are organized and are treated, and qualify for treatment, as partnerships for federal and state tax purposes; and

     (v) The Company has timely and duly filed annual federal tax returns and state tax returns in all jurisdictions in which its operations require it to file such returns, for each tax year of the Company since tax year ended December 31, 1978, through tax year ended December 31, 1997; the Company has obtained valid extensions of time to file its required tax returns for tax year ended December 31, 1998; and the Company will timely and duly file such returns for tax year ended December 31, 1998.

     For the purpose of our opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We consequently have assumed that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any variation or difference in the facts from those set forth in the Reviewed Documents may affect the conclusions stated herein. In addition, if any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

     Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:

     1. Commencing with the Company's tax year ended December 31, 1978, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual methods of operation has enabled and its proposed methods of operation should enable the Company to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, the Company's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of share ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year satisfy the requirements for taxation as a REIT under the Code.

     2. Although the discussion set forth in the Prospectus under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States Federal income tax consequences of the purchase, ownership and disposition of the Shares, such discussion, although general in nature, constitutes, in all material respects, a fair and accurate summary under current law of certain material United States Federal income tax consequences of the purchase, ownership and disposition of the Shares by a holder who purchases such Shares, subject to the qualifications set forth therein. The United States Federal income tax consequences of an investment in the Shares by an investor will depend upon that holder's particular situation, and we express no opinion as to the completeness of the discussion set forth in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" as applied to any particular holder.

     This opinion letter is limited to the two opinions stated above. Our opinions do not, and are not intended to, address the tax consequences to any holder of Units with respect to the acquisition, ownership, redemption or disposition of its Units. For purposes of the second opinion stated above, the term "Prospectus" does not include the documents incorporated by reference in the Prospectus.

     The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Henderson, Daily, Withrow & DeVoe will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnerships, CR Management and Charter Oaks, the sources of their income, the nature of their assets, the level of the Company's distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of Federal income tax issues, which we assisted in preparing, in the section of the Prospectus under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issue would not hold contrary to our opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any such changes.

     This opinion letter has been prepared for your benefit in connection with the filing of the Registration Statement. This opinion letter may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with any governmental agency or otherwise referred to without the prior written consent of this firm. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Henderson, Daily, Withrow & DeVoe under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

						Very truly yours,



						/s/ Henderson, Daily, Withrow & DeVoe





                                                                  EXHIBIT 23.1


[Henderson Daily Withrow & DeVoe Letterhead]




September __, 1999




Century Realty Trust
823 Chamber of Commerce Building
Indianapolis, Indiana 46204

Ladies and Gentlemen:


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.
In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

						Sincerely,



						Henderson, Daily, Withrow & DeVoe


OWD/csf/adb



                                                                  EXHIBIT 23.2
[Henderson, Daily, Withrow & DeVoe Letterhead]


September ___, 1999



Board of Trustees
Century Realty Trust
320 North Meridian Street
823 Chamber of Commerce Building
Indianapolis, Indiana 46204

Re:  Certain Federal Income Tax Consequences

Ladies and Gentlemen:

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Henderson, Daily, Withrow & DeVoe under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

       Very truly yours,



      /s/ Henderson, Daily, Withrow & DeVoe


                                                                  EXHIBIT 23.3


CONSENT TO INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Century Realty Trust for the registration of 286,908 Shares of Beneficial Interest and to the incorporation by reference therein of our report dated February 17, 1999, with respect to the consolidated financial statements and financial statement schedule of Century Realty Trust included in its Annual Report (Form 10K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.




                         /s/  Ernst & Young LLP



Indianapolis, Indiana
August 27, 1999